Exhibit 99.1

Overview

Unless the context otherwise requires or as is otherwise indicated, the words “HNS,” “we,” “us,” “our” and words of similar import refer to Hughes Network Systems, LLC and its subsidiaries on a consolidated basis after the Acquisition, as defined below, and, prior to the Acquisition, to the businesses of Hughes Network Systems, Inc. and its subsidiaries. SkyTerra Communications, Inc., or SkyTerra, will purchase 50% of the equity interests of Hughes Network Systems, LLC as part of the Acquisition.

Our company

We are the world’s leading provider of broadband satellite networks and services to the VSAT enterprise market and the largest satellite Internet access provider to the North American consumer market. We offer highly customized products and services that help our customers meet their unique needs for data, voice and video communications, typically across geographically-dispersed locations. We invented Very Small Aperture Terminals, or VSATs, in 1983 and have been a leader in commercializing satellite communications since then, achieving extensive depth and experience in the operation of satellite-based data, voice and video networks. A VSAT system uses satellite data communications technology to provide broadband connectivity to one or more fixed locations on the ground. We provide or enable a variety of satellite based broadband services, such as Intranet and Internet access, voice services, connectivity to suppliers, franchisees and customers, credit authorization, inventory management, content delivery and video distribution to large enterprise and Small and Medium Enterprise, or SME, customers. We are a leading provider to these end markets and serve more than 200 large enterprises, many of which are Fortune 1000 companies, and we had a leading 58% market share, as measured by terminals shipped in 2003. Over the past 15 years we have shipped more than 750,000 satellite terminals to customers in over 100 countries, either directly or through our subsidiaries and international joint ventures. We are the largest satellite broadband Internet access provider to consumers in North America with a 94% market share in 2003 based on terminals shipped and had approximately 195,000 subscribers as of March 15, 2005. For the year ended December 31, 2004, we generated revenue of $789.4 million, and had a net loss of $1,433.5 million and Adjusted EBITDA of $109.9 million.

Our leading network solutions best support enterprise networks that consist of geographically dispersed sites communicating with a single central data center or access point with a need for highly secure and reliable service availability across one or more regions. In addition, due to the shared nature of our satellite communications resource, our networks provide very attractive economics for multi-site applications that have varying levels of traffic requirements at any one site. To date, we have shipped globally approximately 430,000 terminals to the Enterprise market, used in networks of up to 16,000 sites. We maintain our market leadership positions by offering large enterprises a customizable and complete turnkey solution, including program management, installation, training and support services. We also target the expanding SME and Small Office/Home Office, or SOHO, markets, which we believe are growth areas for us, by packaging access, network and hosted services normally reserved for large enterprises into a comprehensive solution. Our extensive experience in product development and service delivery yields quality and reliability for our enterprise customers, which include leaders in the automotive, energy, financial, hospitality, retail and services industries. Our large enterprise VSAT customers typically enter into long-term contracts with us with an average length of three to five years and we have experienced renewal rates of approximately 85% over the last 3 years. We have maintained ongoing contractual relationships with some of our customers for over 15 years. As of December 31, 2004, we had a revenue backlog in excess of $550.0 million (which we define as our expected future revenue under our customer contracts that are non-cancelable), providing visibility to our revenue stream.

We believe our long heritage of operating networks has created one of the industry’s most reliable services, with average network operating center, or NOC, availabilities in excess of 99.96% in 2004, and a legacy of innovation that has made the Hughes Network Systems or HNS brand one of the most respected in our industry. We believe our VSAT systems offer a distinct advantage for our target customers compared with terrestrial-based alternatives by offering a combination of homogenous coverage to geographically dispersed sites, high reliability and security levels, rapid and cost-efficient deployment, attractive economics for enterprise multicast and broadcast applications and the ability to completely bypass local and inter-exchange carriers. These system features allow us to control the overall performance and grade of service, regardless of the geographic location of our customers. Moreover, our VSAT systems provide a global service footprint that currently have the potential to reach approximately 85% of the world’s population with a solution based on our platform, through satellite transponder capacity leased by our own service companies or by independent service providers.

We have a long history of product development and technological leadership, which has allowed us to both reduce the cost of our hardware and increase the functionality and throughput of our systems. We will continue this tradition with the release of our DW7000 terminal, scheduled for mid-2005, which is expected to increase our customers’ in-route data speeds by as much as 600% and expand service functionality while lowering their hardware costs.

We plan to launch our next-generation SPACEWAY satellite in late-2006 over North America and introduce service on SPACEWAY’s network in 2007. With SPACEWAY, we will be able to offer communication rates that meet or exceed those currently available on DSL, cable or T-1 lines. We intend to leverage SPACEWAY’s increased communication rates and enhanced functionality to grow our market share in the rapidly expanding North American SME and SOHO markets, which have historically been serviced by terrestrial alternatives, to further increase our consumer subscriber base. The SPACEWAY satellite will also allow us to reduce our transponder leasing needs, thereby reducing costs as new and renewing customers migrate onto our SPACEWAY satellite.

Our VSAT market

Historically, our VSAT market was built on the need of large enterprises for low-cost data communication over geographically dispersed sites with mission critical reliability standards, with particular applications such as inventory control and credit card authorizations. Our VSAT market has grown as VSAT hardware and service costs have declined and Internet protocol, or IP, use has expanded. Today, our VSAT market extends from the largest enterprises to smaller businesses and individual consumers.

Enterprise. Our VSAT Enterprise market consists of large enterprises, SMEs and SOHO customers. This market is divided between North American and international customers. Many large enterprise customers in our North American Enterprise business are Fortune 1000 companies with geographically dispersed operations that need to be interconnected. The profile of international enterprise customers is similar to those serviced domestically. Representative customers include Wal-Mart Stores, Inc., General Motors Corporation, ExxonMobil Corporation, ChevronTexaco Inc., Volkswagen AG and Tesco Stores Limited. Our typical SME customers tend to have between 1 and 100 sites while our SOHO customers typically have one or several sites.

Consumer. Our VSAT Consumer market consists of consumers in North America who desire high-speed Internet access but typically are not served by either DSL or cable. At the end of 2004, it is estimated that there were approximately 12 million households in North America with no DSL or cable coverage. As of March 15, 2005, we had approximately 195,000 satellite broadband Internet access consumer subscribers.

Our other markets

Mobile satellite. This market consists of various operators who offer mobile satellite-based voice and data services. We develop and supply turnkey networking and terminal systems to these operators on a contracted basis, typically through large multi-year contracts.

Carrier networks. This market consists of cellular mobile operators and emerging competitive local exchange carriers, or CLECs. We supply microwave-based networking equipment to cellular mobile operators for back-hauling their data from cellular telephone sites to switching centers. In addition, CLECs use our equipment for broadband access traffic from enterprises bypassing local phone companies.

Our products and services

We provide a variety of satellite-based network equipment, systems and broadband services. Our central hubs act as aggregation points for traffic flow to and from the remote sites either directly to the customer’s processing data center or over the Internet via gateways. In addition, our central hubs provide high availability environments for hosting servers to provide additional services beyond the basic data transport services, including e-mail, online payments and customer specific applications. Our offerings fall into the following major categories:

Network equipment

The large majority of our equipment revenue is derived from the sale or lease of VSAT terminals and hardware related to VSAT products. In 2004, we shipped approximately 193,000 VSAT terminals globally, supplied 25 new central hub sites (NOCs) and generated $401.8 million in total hardware sales. This hardware is either sold under separate equipment supply contracts where customers are responsible for operating their networks, or is packaged into services contracts where the customer pays a recurring fee for a fixed term for use of our hardware and for our network services. In 2004, approximately 51% of our equipment sales were bundled with a services contract.

Services

Access/connectivity. We provide a variety of cost-effective broadband connectivity solutions. These services are comprised of basic data transport, Internet connectivity from our hubs, and Internet service provider, or ISP, services. Layered on top of these basic services is our proprietary technology that supports the acceleration of data across our network and enables secure multicast/broadcast services. Specific examples include two-way, always-on, high-speed Internet access, virtual private networks, or VPNs, that provide highly secure, remote network solutions, multicast file delivery and multicast streaming, which involve the delivery of high-quality, full-screen, full-motion video and true audio, Wi-Fi access that allow customers to enable hot spots for high-speed Internet access, and satellite backup for frame relay service and other terrestrial networks.

Network services. We differentiate ourselves by providing a one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial backhaul provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance. Network services also include program management, installation management, network and application engineering services, network operations, field maintenance and customer care.

Hosted applications. Our network topology scales and adapts to a customer’s changing requirements. Since customer traffic is always routed through a hub, it is very efficient for hubs to host customer-owned and managed applications or provide to the customer application services developed by us or in conjunction with our service partners. Examples of hosted applications include online payments, online learning, and Voice over IP, or VoIP.

Customized business solutions. We provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry. Current business solutions are targeted at the following sectors: restaurants, convenience stores, banking and financial services, retail, oil and gas, automotive, healthcare, education, telecommuters, ISPs and telecommunication service providers. For example, we developed a broadband satellite multimedia application for digital signage in conjunction with Tesco Stores Limited, a leading retailer in the United Kingdom, which was recognized by InfoWorld Magazine as one of “The 100 Best IT Projects of the Year” awards for 2004. We have begun marketing similar multimedia applications to other customers.

The Transactions

The Acquisition

On December 3, 2004, we entered into a contribution and membership interest purchase agreement with SkyTerra, DIRECTV, and Hughes Network Systems, Inc. Pursuant to the contribution agreement, Hughes Network Systems, Inc. will sell to us at closing substantially all of its assets and certain liabilities related to its VSAT business, as well as the portion of its SPACEWAY Ka-band satellite communications platform that is under development and that will not be used in DIRECTV’s direct-to-home broadcasting television business. The SPACEWAY assets to be sold to us will include the SPACEWAY 3 satellite which is currently being manufactured by The Boeing Company and its related satellite control facilities, network operations center facilities, certain other ground facilities and equipment and intellectual property rights. DIRECTV determined the fair value of the remaining SPACEWAY assets, including SPACEWAY 3, to be $85.0 million. Although DIRECTV will retain its SPACEWAY 1 and 2 satellites, we and DIRECTV will enter into a reciprocal agreement whereby DIRECTV will provide certain technical assistance services to us and we will provide certain transitional operational assistance services to DIRECTV in connection with the operation of our respective SPACEWAY satellites.

As consideration for the sale to us of the assets and liabilities, we will pay Hughes Network Systems, Inc. $201.0 million in cash, subject to adjustment as provided in the contribution agreement, and Hughes Network Systems, Inc. will own 100% of our equity interests. SkyTerra will then purchase 50% of our equity interests from Hughes Network Systems, Inc. for $50.0 million in cash and 300,000 shares of common stock of SkyTerra, valued at $16.35 per share on December 3, 2004. These transactions and other related transactions are collectively referred to herein as the “Acquisition.” As used herein, the term “Transactions,” means, collectively, the Acquisition and the incurrence of certain indebtedness in connection with the Acquisition.

Summary Combined Consolidated Historical and Pro Forma Financial Data

Set forth below are our summary historical and pro forma financial and other data. The summary historical combined consolidated financial data presented below for each of the years ended December 31, 2002, 2003 and 2004 have been derived from our audited combined consolidated financial statements.

The summary pro forma financial data presented below has been derived from, and should be read in conjunction with, our unaudited pro forma financial statements which are included elsewhere herein. The pro forma balance sheet data as of December 31, 2004 gives effect to the Transactions as if they had occurred as of December 31, 2004. The pro forma statement of operations data for the year ended December 31, 2004 gives effect to the Transactions as if they had occurred on January 1, 2004. The unaudited pro forma financial data does not purport to represent what our results of operations or financial position would have been if the Transactions had occurred as of the dates indicated or what such results will be for future periods.

You should read the information contained in this table in conjunction with “Selected historical financial data,” “Unaudited pro forma combined consolidated financial information” and “Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein and our audited historical combined consolidated financial statements and the accompanying notes.

During 2004, our SPACEWAY program consisted of the development of three satellites, associated NOCs and other ground facilities. During the development phase of this project, the majority of the costs were capitalized, although a significant amount of the expenses were reflected in our operating results. In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated. Instead, DIRECTV determined that it would retain two of the SPACEWAY satellites and certain support equipment and that we would retain the third SPACEWAY satellite and the related ground infrastructure. These decisions by DIRECTV triggered the need to perform an asset impairment analysis and resulted in an impairment charge of approximately $1.2 billion that is reflected in our historical financial statements.

As a result of the change in the business plan of the SPACEWAY program, we do not believe that the historical costs associated with the SPACEWAY program incurred during 2004 are indicative of the operating costs to be incurred by us following the Transactions in connection with the realigned SPACEWAY program. Therefore, in calculating our pro forma Adjusted EBITDA, we have included a projection of the cost recovery we expect to receive from DIRECTV for providing services DIRECTV will need in the initial deployment and operational control of its two satellites under the SPACEWAY services agreement as well as a projection of other cost savings we may obtain as a consequence of the realignment of the SPACEWAY program. These projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties. For a more complete description of the projections, we refer you to the footnotes below and “Risk Factors—We face new risks associated with our SPACEWAY satellite.”

	Year ended December 31,			Pro forma year ended December 31, 2004
(Dollars in thousands)	2002	2003	2004
Statement of operations data:
Revenues:
Services	$313,672	$328,989	$387,591	$387,591
Hardware sales	409,469	422,159	401,759	401,759

Total revenues	723,141	751,148	789,350	789,350

Operating costs and expenses:
Cost of services	287,876	299,796	290,469	289,894
Cost of hardware products sold	361,031	374,678	322,507	321,256
Research and development	57,404	48,908	71,733	70,218
Sales and marketing	89,910	75,420	72,564	72,368
General and administrative	89,955	89,887	85,538	64,257
Restructuring costs (1)	10,336	4,113	10,993	—
SPACEWAY impairment provision (2)	—	—	1,217,745	—
Asset impairment provision (3)	—	—	150,300	—

Total operating costs and expenses	896,512	892,802	2,221,849	817,993

Operating loss	(173,371)	(141,654)	(1,432,499)	(28,643)
Interest expense	(8,726)	(12,197)	(7,466)	(35,879)
Other income (expense), net (4)	(10,077)	(3,175)	6,481	6,481

Loss before cumulative effect of accounting change	(192,174)	(157,026)	(1,433,484)	(58,041)
Cumulative effect of accounting change (5)	(15,968)	—	—	—

Net loss	$(208,142)	$(157,026)	$(1,433,484)	$(58,041)

Balance sheet data:
Cash and cash equivalents (6)	$71,180	$41,965	$14,807	$154,219
Working capital (6)(7)	256,249	155,740	72,893	245,779
Receivables, net	299,706	213,024	173,013	173,013
Total assets (6)	2,326,360	2,316,940	586,884	735,296
Total liabilities	421,429	362,704	318,058	609,584
Total owner’s equity (6)	1,898,342	1,947,056	261,498	118,384
Statement of cash flows data:
Net cash provided by (used in) operating activities	$(134,041)	$50,572	$87,736
Net cash used in investing activities	(465,959)	(216,819)	(122,819)
Net cash provided by financing activities	607,254	135,795	7,060

	Year ended December 31,			Pro forma year ended December 31, 2004
(Dollars in thousands)	2002	2003	2004
Other data:
EBITDA (8)	$(84,030)	$(48,791)	$(1,329,785)	$73,830
Adjusted EBITDA (8)				109,933
Capital expenditures (9)	468,049	215,529	138,831
Depreciation and amortization (10)	97,472	94,839	96,973	96,732
Ratio of earnings to fixed charges (11)	—	—	—	—
Other pro forma data:
Total debt (12)				$412,074
Ratio of total debt to Adjusted EBITDA				3.75	x

(1)	Restructuring costs represent employee headcount reductions, facilities closings, and other infrastructure-related costs. These restructuring activities relate principally to our domestic operations and primarily consist of cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by us. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing activities.

(2)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be retained by DIRECTV. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of the SPACEWAY assets since the ultimate use of these assets differed from the original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis.

(3)	As a result of the proposed Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. As part of this impairment loss, we provided a reserve of $5.0 million to reflect certain remaining contractual obligations with a vendor that was formerly a related party.

(4)	Other income (expense), net consists of the following:

	Year ended December 31,			Pro forma year ended December 31, 2004
(Dollars in thousands)	2002	2003	2004
Equity in losses of affiliates (a)	$(7,773)	$(1,298)	$—	$—
Minority interests’ share of subsidiary earnings (b)	(358)	(678)	(64)	(64)
Interest income	1,171	1,000	772	772
Gain on sale of real estate	—	—	5,805	5,805
Foreign income tax expense	(3,117)	(2,199)	(32)	(32)

Total other income (expense), net	$(10,077)	$(3,175)	$6,481	$6,481

(a)	Represents accounting under the equity method for investments of which we own less than a majority.

(b)	Represents the percentage of earnings from our subsidiaries not wholly-owned by us.

(5)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee, and this charge is reflected as a “Cumulative effect of accounting change” in the combined consolidated statement of operations in 2002.

(6)	Estimated cash balances and working capital, assuming the Transactions closed on December 31, 2004. The estimated cash balances and working capital reflect a purchase price adjustment of $40.4 million, which includes working capital adjustment under the contribution agreement of $38.8 million, which amount reduces the payment to Hughes Network Systems, Inc. and increases the additions to cash and working capital. We expect the final working capital adjustment (and therefore the purchase price adjustment) to be lower by a substantial amount as our working capital balances on December 31 are generally at the lowest level of the year. The actual amount of cash will also reflect revisions in estimated fees and expenses. We expect to utilize a significant portion of this cash for the completion and launch of our SPACEWAY satellite.

(7)	Defined as current assets less current liabilities for the respective period.

(8)	EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude a projection of the net costs of SPACEWAY that we expect will be reduced upon implementation of the SPACEWAY services agreement with DIRECTV and other adjustments permitted in calculating covenant compliance under the term indebtedness that will be outstanding upon closing of the Transactions. EBITDA and Adjusted EBITDA are not recognized terms under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as alternatives to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of cash flow available to management for discretionary use, as such measures do not consider certain cash requirements such as capital expenditures (including expenditures on VSAT operating lease hardware and capitalized software development costs), tax payments, and debt service requirements. We have included information concerning EBITDA and Adjusted EBITDA because we will use such information in our review of the performance of our management and in our review of the performance of our business. We have also included information concerning Adjusted EBITDA because it reflects important components included in the financial covenants under the debt agreements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies. For example, EBITDA and Adjusted EBITDA reflect the add-back relating to depreciation of VSAT operating lease hardware leased to customers. Set forth below is a reconciliation of loss before cumulative effect of accounting change to Adjusted EBITDA:

	Year ended December 31,			Pro forma year ended December 31, 2004
(Dollars in thousands)	2002	2003	2004
Loss before cumulative effect of accounting change	$(192,174)	$(157,026)	$(1,433,484)	$(58,041)
Add:
Interest expense (a)	8,726	12,197	7,466	35,879
Foreign income tax expense	3,117	2,199	32	32
Depreciation and amortization (b)	97,472	94,839	96,973	96,732
Less:
Interest income	(1,171)	(1,000)	(772)	(772)

EBITDA	$(84,030)	$(48,791)	$(1,329,785)	$73,830
Add (Subtract):
Gain on sale of real estate (c)				(5,805)
Elimination of payroll and benefits reflective of headcount reductions (d)				21,366
Projected net reduction of SPACEWAY operating costs (e)				16,042
Writeoff of receivable and capitalized software (f)				3,500
SkyTerra management fee (g)				1,000

Adjusted EBITDA (h)				$109,933

(a)	Includes $3.6 million, $6.8 million, $5.7 million and $5.7 million of interest expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004 and the pro forma year ended December 31, 2004, respectively.

(b)	Includes $38.9 million, $39.7 million, $42.9 million and $42.9 million of depreciation expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003 and 2004 and the pro forma year ended December 31, 2004, respectively.

(c)	Represents the gain realized upon the sale of an office facility located in San Diego during 2004.

(d)	Represents the payroll and benefits costs associated with employees terminated in connection with the SPACEWAY program realignment and other restructuring initiatives as if such employees had been terminated on January 1, 2004, as follows:

(Dollars in thousands)	Year ended December 31, 2004
Total gross compensation and benefits (i)	$47,761
Capitalized labor costs (ii)	(26,395)

$21,366

(i)	Represents compensation and benefits for the year ended December 31, 2004, relating to approximately 540 employees of the business that were voluntarily and involuntarily terminated between January 1, 2004 and March 1, 2005, consisting of total gross compensation of $39,801 and fringe benefit costs of $7,960 calculated on the basis of a fringe benefit rate of 20% applied to gross compensation.

(ii)	Represents the amount of labor, fringe and indirect employee costs associated with the SPACEWAY project that were capitalized during 2004.

(e)	Represents the net of the following items:

(Dollars in thousands)	Year ended December 31, 2004
Projected cost recovery from SPACEWAY services agreement (i)	$11,999
Projected reduction in non-labor cost from realignment of SPACEWAY program (ii)	4,043

$16,042

(i)	At closing, we will enter into the SPACEWAY services agreement to provide DIRECTV with the services it will need in the initial deployment and operational control of the two SPACEWAY satellites retained by DIRECTV. We have made the projection on the basis of an assumed quarterly recovery rate of $3.0 million. We anticipate that the level of services we provide to DIRECTV and the corresponding cost recovery will begin to decline in the second year of the contract.

(ii)	We have calculated the projected reduction in non-labor direct costs from realignment of the SPACEWAY program by calculating the difference between actual 2004 non-labor direct costs of $20,726 and our projected non-labor direct costs of $10,953 for the first twelve months of operating the SPACEWAY program after the closing of the Transactions. We then reduced such amount by $5,730, which represents the actual fixed overhead costs which were capitalized in 2004 that would have been expensed if the realigned SPACEWAY program had been in place during 2004.

Our adjustment for headcount reductions in footnote (d) above reflects the reduction in direct labor costs under the realigned SPACEWAY program. Since a large portion of the terminated employees for whom we recorded a restructuring charge in 2004 did not leave our employ until February 1, 2005, our results of operations for the first quarter of 2005 will include labor and associated expenses for such terminated employees. In addition, we anticipate a charge of approximately $1.4 million in the second quarter of 2005 for the cancellation cost of leased equipment as a result of our decision to close one of our network operations centers related to SPACEWAY.

Our presentation of the projected net reduction of SPACEWAY operating costs depends on assumptions with respect to future cost recovery for operational support to DIRECTV under the SPACEWAY services agreement, as well as assumptions related to the costs of owning and developing SPACEWAY and costs related to performing under the SPACEWAY services agreement. The assumptions and estimates underlying those projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties. Accordingly, there can be no assurance that the projected financial information is indicative of our future performance or that the actual results will not differ materially from the projected financial information presented above. You should not place undue reliance on the projected information. Additionally, the projected financial information was not prepared with a view toward compliance with published guidelines of the SEC. See “Risk Factors—We face new risks associated with our SPACEWAY satellite.”

(f)	Represents a writeoff of an installment receivable and capitalized software. The first item relates to a $1.8 million write-off of an installment receivable from a customer that went bankrupt in 1999. In December 2004, the customer defaulted on the second of three installments due pursuant to a settlement agreement and, as a result, the remaining installments were written off. The second item pertains to a software license agreement, entered into with a delinquent customer in satisfaction of amounts due from that customer. In connection with the agreement, we obtained the rights to a software license and capitalized the license based on its estimated value of $1.7 million. Subsequently, we made an assessment that the capitalized software had no value and wrote the asset off in December 2004.

(g)	Represents the annual management fee to be paid to SkyTerra pursuant to the limited liability company operating agreement.

(h)	Includes $4.4 million of Adjusted EBITDA generated by Hughes Escorts Communications Limited, our Indian subsidiary. However, such subsidiary may be restricted from paying to us as dividends pursuant to the terms of its debt agreements.

(9)	The components of capital expenditures consist of the following:

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004
Capital expenditures:
SPACEWAY program	$354,099	$136,198	$60,584
VSAT operating lease hardware	52,547	37,520	27,724
Capitalized software	20,349	20,073	16,673
Capital expenditures — VSAT	25,913	10,429	28,154
Capital expenditures — Other	15,141	11,309	5,696

Total capital expenditures	$468,049	$215,529	$138,831

(10)	Includes $38.9 million, $39.7 million, $42.9 million and $42.9 million of depreciation expense related to VSAT operating lease hardware for the years ended December 31, 2002, 2003, 2004 and the pro forma year ended December 31, 2004, respectively.

(11)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents net loss before income taxes, cumulative effect of accounting change, minority interests’ share of subsidiary earnings and equity earnings in losses of affiliates plus fixed charges. Fixed charges include interest expense and the portion of its revenues generated from VSAT operating lease hardware payments management believes is representative of the interest component associated with its VSAT hardware financing. Earnings were insufficient to cover fixed charges by $180.9 million, $152.9 million, $1,433.4 million and $57.9 million for the years ended December 31, 2002, 2003, 2004 and the pro forma year ended December 31, 2004, respectively.

(12)	The components of our actual and pro forma debt are as follows:

	December 31, 2004
(Dollars in thousands)	Actual	Pro forma
Long-term obligations:
Existing credit facility	$3,148	$—
VSAT hardware financing	80,687	80,687
Hughes Escorts Communications Limited debt	6,387	6,387
Term indebtedness	—	325,000

Total debt	$90,222	$412,074

Risk Factors

You should carefully consider the risks described below as well as other information and data included herein. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected.

The network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers, in both our Enterprise and Consumer businesses.

We operate in a highly competitive network communications industry in the sale and lease of both our products and our services. Our industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology at the time we negotiate contract renewals with our customers. Our results of operations reflect the need to increase our shipments and reduce our costs as unit prices decline on hardware products. See “Discussion and Analysis of Financial Condition and Results of Operations.” Our Enterprise business faces competition from providers of terrestrial-based networks (such as DSL, cable modem service and IP-based VPNs), which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than we do. The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable Internet build-out. It may become more difficult for us to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. We also compete for enterprise clients with other satellite network providers, satellite providers that are targeting the SME and SOHO markets, and smaller independent systems integrators on procurement projects. Our ability to compete successfully in the VSAT enterprise market is primarily driven by our ability to retain our existing customers and to identify and target new customers requiring networks utilizing the advantages of satellite technology or the features of our VSAT products at the prices we offer. In Europe, we face intense competition and we do not expect such competition to abate in the near future. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for VSAT services and regulation and inequitable access remain barriers to new business.

We face competition for our North American Consumer satellite Internet subscribers primarily from DSL and cable Internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite Internet access services that would compete with us in North America. Some of these competitors may offer consumer and hardware services at lower prices than ours. We anticipate increased competition with the entrance of these new competitors into our market and the increasing build-out and lowering cost of DSL and cable Internet access in North America. Terrestrial alternatives do not require our “external dish” which may limit customer acceptance of our products.

Failure to compete effectively within the network communications industry or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability. Increased competition could result in fewer enterprise contracts or renewals or fewer enterprise or consumer subscribers, increased pricing pressure and loss of market share, any of which would harm our business and adversely affect our operating results. For a description of additional international competition risks, see “—Our foreign operations expose us to risks and restrictions not present in our domestic operations.”

If we are unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If we fail to develop new technology and keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete. Products in our industry are generally characterized by short life cycles because of technological innovation, such as increasing data rates, and declining prices. To remain competitive in the network communications market, we must be able to apply financial and technical resources to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. For example, over the last four years, we have introduced two new significant product lines (the DW4000 and DW6000) in addition to other technological enhancements; we also intend to launch our DW7000 in the middle of 2005 and offer advanced services on SPACEWAY in 2007. Even if we keep up with technological innovation, we may not meet the demands of the network communications market. For example, our large enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service. Many of our large enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

The need to introduce and upgrade products requires large expenditures on engineering, research and development. As a stand-alone entity, we may not be able to devote the same amount of resources to this development effort compared to prior periods when we were part of DIRECTV. This may make it more difficult to make the technological advances in our products necessary to compete against rival products and technologies.

Continued negative trends and factors affecting the telecommunications industry specifically and the economy in general may result in reduced demand and pricing pressure on our products and services.

Negative trends and factors affecting the telecommunications industry specifically and the economy in general over the past several years have negatively affected our results of operations. For the three years ended December 31, 2002, 2003 and 2004, we have generated net losses of $208.1 million, $157.0 million and $1,433.5 million, respectively. We anticipate that we will continue to have losses due to our continued expenses for SPACEWAY and debt service burden. The telecommunications sector has been facing traumatic challenges resulting from excess capacity, new technologies and intense price competition. As a result of the build-out of capacity by telecommunications companies in the late 1990s, currently there is an actual or apparent excess network capacity. This capacity, combined with the failure of many competitors in the telecommunications sector, has contributed to price reductions by terrestrial and satellite network competitors in response to soft market conditions. In addition, weak economic conditions in the last recession resulted in reduced capital expenditures, reluctance to commit to long-term capital outlays and longer sales processes for network procurements by our customers. These factors have not abated into the recovery. Finally, an overall trend toward industry consolidation and rationalization among our customers, competitors and suppliers can impact our business, especially if any of the sectors we service or the countries or regions that we do business in are affected. Any future weakness in the economy or the telecommunications industry would affect us through reduced demand for, and pricing pressure on, our products and services, leading to a reduction in revenues and a material adverse effect on our business and results of operations.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

We lease satellite transponder capacity from fixed satellite service, or FSS, providers in order to send and receive data communications to and from our VSAT networks. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. In recent years, there have been several publicized satellite anomalies occurring in the global FSS fleet. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment. We cannot assure you that the satellites we use will not experience anomalies, nor can we assure you that we will be able to obtain backup satellite capacity sufficient for our business purposes.

Any single anomaly or series of anomalies affecting the satellites on which we lease space could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reducing revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup capacity at similar prices, or at all. See “—The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.” In the event of a failure or loss of any of the satellites on which we lease capacity, we may relocate to another satellite provided by the satellite service provider subject to the availability of substitute equipment, and use it as a replacement for the failed or lost satellite. In the event of a satellite failure, our services may be unavailable for several days to several weeks while backup in-orbit satellites are repositioned and services are moved or while we reposition our customers’ antennas to alternative satellites. We experienced one of these situations in late 2004 with one satellite on which we lease transponder capacity. Any relocation to an alternative satellite will require prior regulatory approval, which may not be obtained, or obtained in a timely manner. In addition, the entities from which we lease transponder capacity could be severely impacted by anomalies affecting their satellites, which could result in disruption to the services they provide to us.

Any failure on our part to perform our VSAT service contracts or provide satellite broadband access as a result of satellite failures would result in a loss of revenue, possible cancellation of our long-term contracts, inability to continue with our subscription based customers, expenses to reposition customer antennas to alternative satellites and damage to our reputation which could negatively impact our ability to retain existing customers or gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the non-cancelable nature of our contracts and such cancellation would reduce the revenue backlog previously described herein. Such results could be for a short period of time if alternative satellite transponder space was available or indefinitely if we were unable to replace any lost transponder capacity. See “—The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.”

The failure to adequately anticipate our need for satellite capacity or our inability to obtain satellite capacity could harm our results of operations.

We have made substantial contractual commitments for satellite capacity based on our existing customer contracts and backlog as well as anticipated future business. If future demand does not meet our expectations, we will be committed to maintain excess satellite capacity for which we will have no or insufficient revenues to cover our costs, having a negative impact on our margins and results of operations. For example, in 2002, we took a one time charge of $7.0 million in connection with the renegotiation of a contract related to excess transponder capacity. Our transponder leases are generally for three to five years and different leases cover satellites with coverage of different areas or other different features, so we cannot quickly or easily adjust our capacity payments to changes in demand. If we only purchase satellite capacity based on existing contracts and bookings, capacity for certain types of coverage in the future may be unavailable to us and we may not be able to satisfy certain needs of our customers, resulting in a loss of possible new business. At present, until launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today the four main FSS providers and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the capacity available to us. If we are not able to renew our capacity leases, if our needs for capacity increase prior to new capacity becoming available or if capacity is unavailable due to any problems of the FSS providers, our business and results of operation would suffer.

We face new risks associated with our SPACEWAY satellite.

We currently plan to launch our SPACEWAY satellite in late 2006 and introduce service in 2007. In addition to the competitive risks for satellite network services mentioned above, if we are unable to successfully launch and implement SPACEWAY as a result of any of the following risks, we will be unable to realize the anticipated benefits from SPACEWAY and our financial condition and results of operations will be adversely impacted:

•	The cost of completing SPACEWAY may be more than we have anticipated and there may be delays in completing SPACEWAY within the timeframe we have established. In connection with the completion, launch and launch insurance of SPACEWAY, we may be required to spend an amount of cash in excess of what we have set aside for such purpose as part of the Acquisition and what we have budgeted. This amount is currently estimated to be $146 million. The construction and launch of satellites are often subject to delays, including satellite and launch vehicle construction delays, cost overruns, periodic unavailability of reliable launch opportunities, and delays in obtaining regulatory approvals. A significant delay in the delivery of SPACEWAY could materially adversely affect the marketing plan for, or use of, SPACEWAY and would adversely affect our anticipated revenues and cash flows. If the remaining SPACEWAY construction schedule is not met, there may be even further delays because there can be no assurance that a launch opportunity will be available at the time the satellite is ready to be launched.

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We currently do not have a license to launch or operate our SPACEWAY satellite and there are risks associated with obtaining required regulatory authorizations for SPACEWAY. We will need to obtain a license to launch and operate the SPACEWAY satellite prior to doing so. Our current intention is to have our SPACEWAY satellite subject to the licensing jurisdiction of the United Kingdom. Our SPACEWAY satellite will also be subject to the frequency registration process of the International Telecommunication Union, or ITU, and to the various national communications authorities of the countries in which we will provide services using SPACEWAY. The regulator in the United Kingdom, the Office of Communications, or Ofcom, has filed Ka-band orbital registrations with the ITU for the benefit and use of our global SPACEWAY satellite system. The ITU registration filed on our behalf has not yet, however, been coordinated with other ITU filings. A number of licensing administrations other than the United Kingdom have “ITU priority” over the filings made on our behalf by virtue of their having made earlier ITU submissions for networks that could experience interference from the operation of the SPACEWAY satellite. Radio frequency coordination with those other administrations therefore may be required prior to the operation of the SPACEWAY satellite. ITU coordination activities may require a satellite system operator to reduce power, avoid operating on certain frequencies, relocate its satellite to another orbital location or otherwise modify planned or existing operations. There can be no assurance that we will be able to successfully coordinate our satellites to the extent we are required to do so, and any modifications we make in the course of coordination, or any inability to successfully coordinate, may materially adversely affect our ability to generate revenue. This could significantly limit the services that could be provided over our proposed SPACEWAY satellite. Our SPACEWAY satellite is intended to primarily serve North America. The United States and the regulatory authorities of other nations we seek to serve must authorize the use of the SPACEWAY satellite and/or frequencies in its jurisdiction and we have not yet applied for or received any such authority. Finally, we have not yet satisfied all of the conditions that the United Kingdom would impose if we were to obtain a satellite license from the United Kingdom. Our business and financial condition and results of operation would be adversely affected by any failure by us to obtain all requisite regulatory approvals for the launch and operation of SPACEWAY, or if licenses obtained imposed operational restrictions on us or permitted other satellites to cause interference to SPACEWAY.

•	There are risks associated with the launch of satellites, including launch failure, damage or destruction during launch and improper orbital placement. Satellites are subject to significant operational risks relating to launch and while in orbit. Launch risks include launch failure, incorrect orbital placement or improper commercial operation. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 30 months, and obtain other launch opportunities. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be 5% but may be higher. Any significant delays or failures in successfully launching and deploying SPACEWAY could have a material adverse effect on our ability to generate revenues or cut costs and would adversely affect our business and financial condition.

•	Our SPACEWAY satellite is a complex and novel design and any failure of SPACEWAY to perform as designed could have a negative result on our business plan and results. SPACEWAY is designed for higher-speed data rates and greater bandwidth per network site using Ka-band satellite transmissions based on a proprietary design by us working with the SPACEWAY manufacturer. If the enhanced features of the satellite design do not function to their specifications, we may not be able to offer the functionality or throughput of transmission service that we expect for SPACEWAY.

•	We intend to seek launch and in-orbit insurance for our SPACEWAY satellite, but we may not be able to obtain insurance on reasonable economic terms or at all. It is likely that if we can obtain insurance, it will not cover the full cost of constructing and launching SPACEWAY, nor will it cover business interruptions or similar losses. In addition, any satellite insurance will contain customary exclusions, salvage value provisions, large deductibles or co-payments, policy limits and material change and other conditions that could limit our recovery in the event of an insurable loss. Finally, the occurrence of any anomalies on other satellites, including Ka-band satellites, or on SPACEWAY may materially adversely affect our ability to insure SPACEWAY at commercially reasonable premiums, if at all.

•	Our SPACEWAY business plan may be unsuccessful and we may not be able to achieve the cost savings we expect from the system. A failure to attract the planned customers in a sufficient number would result in our inability to realize the cost savings we expect to achieve from the anticipated lower costs of bandwidth associated with the capacity of SPACEWAY. In addition, we will incur startup losses associated with the launch and operation of SPACEWAY until we acquire a sufficient number of customers.

•	The failure to meet our projections could result in substantially lower Adjusted EBITDA in future periods than the pro forma Adjusted EBITDA presented elsewhere herein. We do not as a matter of course make public projections as to future results. However, in calculating our pro forma Adjusted EBITDA, we have made certain assumptions with respect to future revenues for operational support to DIRECTV under the SPACEWAY services agreement, as well as assumptions related to the costs of owning and developing SPACEWAY and costs related to performing under the SPACEWAY services agreement. The assumptions and estimates underlying these projections are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties. We cannot assure you that our projections will be met.

•	Our SPACEWAY satellite will be subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described above under “—Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations” will apply to our SPACEWAY satellite. To the extent there is an anomaly or other in-orbit failure with respect to our SPACEWAY satellite, we will not have a replacement satellite or backup transponder capacity and would have to identify and lease alternative satellite capacity that may not be available on economic terms or at all and this could affect our business, financial condition and results of operations. Additionally, we could be required to repoint the antennas of our customers, which could require new or modified licenses from regulatory authorities.

While we do not have any current plans to do so, depending on our business and the satellite data communications market, it is possible that we may in the future decide to own and operate additional satellites, whether by exercising our option for an additional SPACEWAY satellite or by developing or acquiring other satellites. Any decision by us to pursue the development or acquisition of additional owned satellites would subject us to risks similar to those that we have illustrated here for our SPACEWAY satellite.

Our separation from DIRECTV may require that we incur additional costs to operate as a stand-alone entity and we face risks associated with the separation and the Acquisition.

We will no longer be able to rely on DIRECTV’s financial support and its creditworthiness. DIRECTV often guaranteed our obligations to customers or provided backup letters of credit or other similar support, and the need to provide our own letters of credit will limit the availability of our revolving credit facility. Some customers may not allow the release of DIRECTV from these guarantee obligations or view the lack of continued DIRECTV financial support as a negative factor in deciding whether to choose our products over our competitors’ products. In addition, pursuant to the terms of the contribution agreement, we will be required to indemnify DIRECTV in the event that DIRECTV is required to make any payments under these guarantee or other credit support obligations. Any of these events could have a significant adverse effect on our financial condition and results of operations.

As a stand-alone entity, we will have to provide for certain services, including our own tax advisory services, treasury/cash management operations, risk management, internal audit functions, employee benefits and business insurance. Previously, these services were provided, at least in part, by DIRECTV. In addition, we will be required to implement financial and disclosure control procedures and corporate governance practices that are in compliance with the Sarbanes-Oxley Act of 2002 and related SEC rules. For example, we will need to develop our own accounting and financial capabilities, including the establishment of an internal audit function and design and implementation of internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. Further, the actual costs of providing these services could exceed our expectations, which could have an adverse effect on our financial condition and results of operations.

We may not be able to obtain all required consents under our customer and supplier contracts.

Upon closing, Hughes Network Systems, Inc. will seek consent for the assignment of certain customer contracts deemed material to our business. Hughes Network Systems, Inc. will not be requesting consent under all contracts which require consent to assign, including contracts with a substantial majority of our VSAT enterprise customers and our FSS and other suppliers. Where Hughes Network Systems, Inc. will not request consent for the assignment of these customer and supplier contracts, Hughes Network Systems, Inc. will provide notice of the Acquisition to these counterparties. If the customer or supplier receiving the notice does not consent to such an assignment, HNS and Hughes Network Systems, Inc. shall pursue alternative or pass-through arrangements. In the event that any customer or supplier does not consent to an assignment or objects to our pass-through arrangements, we may face challenges in continuing under such contracts that could require renegotiation of such contracts on less favorable terms to us or the loss of customers or necessary services. Such renegotiation or loss of contracts could, individually or in the aggregate, have a material adverse effect on our revenues, expenses, financial condition and results of operation.

We may face difficulties in obtaining regulatory approvals for our provision of telecommunications, and we may face changes in regulation, each of which could adversely affect our operations.

The provision of international telecommunications is highly regulated. We are required to obtain approvals from national and local authorities in connection with most of the services that we provide. As a provider of communications services in the United States, we are subject to the regulatory authority of the United States, primarily the FCC. We are subject to the export control laws, sanctions and regulations of the United States with respect to the export of equipment and services. Certain aspects of our business are subject to state and local regulation. In addition, we are subject to regulation by the national communications authorities of other countries in which we, and under certain circumstances our VARs, provide service.

While the governmental authorizations for our current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay, our provision of current and new services. Moreover, the imposition by a governmental entity of conditions on our authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which we operate could increase our costs or make it easier or less expensive for our competitors to compete with us.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations and the trade sanctions laws and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC. The export of satellite hardware, services and technical information with military or dual-use applications to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. The United States Department of Commerce’s Bureau of Industry and Security also regulates most of our international activities under the Export Administration Regulations. In addition, we are subject to the Foreign Corrupt Practices Act, or FCPA, that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

In January 2005, DIRECTV and Hughes Network Systems, Inc. entered into a consent agreement with the State Department regarding violations of the ITAR regulations involving exports of technology related to the VSAT business primarily to China but also to several other countries. This consent agreement will apply to us after the Transactions. As part of this agreement, DIRECTV paid a $4.0 million fine, one of our subsidiaries was debarred from conducting certain international business until at least May 2005, at which point we can seek reinstatement, and we are required to enhance our compliance program to avoid future infractions. Also as part of the same consent agreement a civil penalty of $1.0 million was assessed against us, which we are required to use for enhancing compliance measures. This amount will be applied by us to our compliance program over a three-year period. We are currently unable to perform our obligations under certain contracts in China and Korea addressed by the January 26, 2005 consent agreement, and we may be liable for certain damages as a result of our nonperformance. This consent agreement supplemented another consent agreement of DIRECTV in March 2003, arising out of separate violations of ITAR. Further violations of laws or regulations may result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A future violation of ITAR or the other regulations enumerated above could materially adversely impact our business, financial conditions and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of our senior management team to remain competitive in our industry. The loss of one or more members of our senior management team could have an adverse effect on us until qualified replacements are found. We cannot assure you that these individuals could quickly be replaced with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in our industry is intense. We expect continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy improves. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market our products. We do not maintain key man life insurance on any of these individuals.

Our lengthy sales cycles could harm our results of operations if these sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer and the execution of a contract with the potential customer may be up to two years, particularly for complex procurements of our VSAT systems. During any given sales cycle, we may expend management resources in advance of the expected revenue from these contracts, resulting in a negative impact on our operating results if the sale is delayed or does not occur and the opportunity cost of having foregone alternative business prospects.

Because we depend on being awarded large-scale contracts in competitive bidding processes, losing a modest number of bids could have a significant adverse impact on our operating results.

In 2004, approximately 63% of our sales revenue was derived from large-scale VSAT network contracts that were awarded to us following competitive bidding. These large-scale contracts can involve the installation of between 500 and 16,000 VSATs. The number of major procurements for VSAT-based networks in any given year is limited and the competition is intense. Losing a modest number of such bids each year could have a significant adverse impact on our operating results.

Our foreign operations expose us to risks and restrictions not present in our domestic operations.

Our operations outside North America accounted for 31.7% of our revenue for the year ended December 31, 2004, and we expect our foreign operations to continue to represent a significant portion of our business. We have operations in Brazil, China, France, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations, and over the last 15 years we have sold products in over 100 countries. Foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•	Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation. We may not be permitted to own our operations in some countries and have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

•	Difficulties in following a variety of foreign laws and regulations, such as those relating to data content and employee welfare laws. Our international operations are subject to a host of different jurisdictions’ laws that may differ significantly from United States law. For example, local political, moral or intellectual property law may hold us responsible for the data that is transmitted over our network by our clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. For example, if we undertake restructuring in our European operations, we may face higher severance and other costs due to statutory employee welfare requirements. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties.

•	We face significant competition in our international markets. Internationally, we have traditionally competed for VSAT hardware and services primarily in Europe, Brazil, India and China and focused on hardware sales in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

•	Changes in exchange rates between foreign currencies and the United States dollar. We conduct our business and incur costs in the local currency of a number of the countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in our financial statements. Because our foreign subsidiaries and joint ventures work in foreign currencies, fluctuations in currency exchange rates have affected, and may in the future affect, the value of profits earned on international sales. In addition, we operate our business in countries that historically have been and may continue to be susceptible to recessions or currency devaluation, including Argentina and Indonesia in recent years.

•	Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war. As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, our property or danger to our personnel.

•	Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors. Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. We face competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

•	Customer credit risks. Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

We are dependent upon suppliers of components, manufacturing outsourcing, installation and customer service, and our results of operations may be materially affected if any of these third party providers fails to appropriately deliver the contracted goods or services.

We are dependent upon the third party products and services provided to us, including the following:

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Components. A limited number of suppliers manufacture some of the key components required to build our VSATs. We cannot assure you of the continuous availability of key components and our ability to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply. If we were required to change suppliers for any reason, we would experience a delay in manufacturing our products if another supplier was not able to meet our requirements. In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices, we may be unable to produce our products at competitive prices.

•	Manufacturing outsourcing. While we develop and manufacture prototypes for our products, we use contract manufacturers, such as Flextronics Corporation, to produce a significant portion of our hardware. If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

•	Installation and customer support. In North America, we have a network of third party installers that can deploy our hardware and our international operations also use third party installers. In addition, a portion of our customer support and management is provided by offshore call centers. Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers or the occurrence of negligent and careless acts will adversely affect our reputation, renewal rates and ability to win new business.

Our failure to develop, obtain or protect our intellectual property rights could adversely affect our future performance and growth.

Our success depends on our ability to develop and protect our proprietary rights to the technologies and inventions used in our products and services, including proprietary VSAT technology and related products and services. We rely on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual restrictions to protect certain aspects of our business. We have registered trademarks and patents, and have pending trademark and patent applications in the United States and a number of foreign countries. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, in some instances we may not have registered important patent and trademark rights in these and other countries. In addition, the laws of some countries do not protect and enforce our proprietary rights to the same extent as do the laws of the United States. Accordingly, we might not be able to protect our proprietary products and technologies against unauthorized third party copying or use, which could negatively affect our competitive position. We may fail to recognize opportunities to provide, maintain or enforce intellectual property protection for our business.

Furthermore, our intellectual property may prove inadequate to protect our proprietary rights, may be misappropriated by others or may diminish in value over time. Competitors may be able to freely make use of our patented technology after our patents expire or may challenge the validity, enforceability or scope of our patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to our technology. It may be possible for third parties to reverse-engineer, otherwise obtain, copy, and use information that we regard as proprietary. If we are unable to protect our products and services through the enforcement of intellectual property rights, our ability to compete based on our current market advantages may be harmed. If we fail to prevent substantial unauthorized use of our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they embody.

Claims that our products and services infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue.

We have in the past received, and may in the future receive, communications from third parties claiming that we or our products infringe upon the intellectual property rights of others. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce our intellectual property rights or to defend against claims that our intellectual property rights are invalid or unenforceable. In November 2001, for example, Helius, Inc. filed suit alleging that certain of Hughes Network Systems, Inc.’s products infringe on a patent granted to Helius. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. We expect to be increasingly subject to such claims as the number of products and competitors in our industry grows.

Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or products infringes on valid and enforceable intellectual property owned by others, we may be liable for money damages and may be required to cease developing or marketing those services and products, unless we obtain licenses from the owners of the intellectual property or redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially adversely affect our competitive position. In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents, trademarks and other rights afford. If we lose the use of a product or brand name, our efforts spent building that brand may be lost and we will have to rebuild a brand for that product, which we may or may not be able to do. Even if we prevail in a patent infringement suit, there is no assurance that third parties will not be able to design around our patents, which could harm our competitive position.

We may not be aware of all intellectual property rights that our services or products may potentially infringe. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our operating results. In addition, under some of our agreements with customers, we are not permitted to use all or some of the intellectual property developed for that customer for other customers and in other cases, we have agreed not to provide similar services for their competitors. In addition, our service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of third party intellectual property rights with respect to products and services we provide.

If we are unable to license technology from third parties on satisfactory terms, our developmental costs could increase and we may not be able to deploy our products and services in a timely manner.

We depend, in part, on technology that we license from third parties on a non-exclusive basis and integrate into our products and service offerings. Licenses for third-party technology that we use in our current products may be terminated or not renewed, and we may be unable to license third-party technology necessary for such products in the future. Furthermore, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

If our products contain defects, our product and network service contracts could be delayed or cancelled, which could significantly reduce our revenues and expose us to potential liability.

Our products and the networks we deploy are highly complex, and some of them may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures. In addition, many of our product and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilizes multiple protocol standards. Our products and services must interoperate with the other products and services within our customers’ networks as well as with future products and services that might be added to these networks to meet our customers’ requirements. The occurrence of any defects, errors or failures in our products or network services could result in cancellation of orders, a reduction in revenue backlog, product returns, diversion of our resources, legal actions by our customers or our customers’ end users, the issuance of credits to customers and other losses to us or to our customers or end users. If our products and network services do not perform their intended function, customer installations could be delayed or orders for our products and services could be cancelled, which could significantly reduce our revenues. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation, our business and adversely affect our revenues and profitability. In addition, our insurance would not cover the cost of correcting significant errors, defects, design errors or security problems.

DIRECTV may compete with us in certain sectors and subject to certain conditions and after one year will retain one of our marketing brand names.

While we have entered into a non-competition agreement with DIRECTV, DIRECTV has retained the right to compete with us in selling data services to consumers at all times and may compete with us in all areas after the five-year term of the non-competition agreement. In addition, while the non-competition agreement restricts DIRECTV from using its two SPACEWAY satellites for data service offerings that would directly compete with us, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites do not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with our business if such data services are incidental to DIRECTV’s provision of a video service to an enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with us after the non-competition agreement expires in five years.

In addition, the rights to the DIRECWAY® brand name and any related trademark rights are being retained by DIRECTV. We have agreed to stop using the DIRECWAY® brand name and related trademark rights within 12 months of the closing of the Acquisition. As a result, we will need to develop a new brand name for our current VSAT products which will generate additional sales and marketing and general and administrative costs. We cannot yet estimate the cost of such efforts but it may be material and may lead to lessened customer identification of our products. We cannot determine what effect, if any, that a new brand name will have on our sales and marketing efforts.

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry.

After giving effect to the Transactions, we will be significantly leveraged and our total indebtedness will be approximately $412.1 million based on the amount of debt we expect to have outstanding on the closing date of the Transactions. Our substantial degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, investments in new technologies and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations;

•	our revolving credit facility is at a variable rate of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt or more financial resources; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Unaudited Pro Forma Combined Consolidated

Financial Information

The following unaudited pro forma combined consolidated financial information has been derived by application of pro forma adjustments to our audited historical combined consolidated financial statements. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2004 gives effect to the Transactions as if such events had occurred on January 1, 2004. The unaudited pro forma combined consolidated balance sheet gives effect to the Transactions as if they had all occurred on December 31, 2004. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined consolidated financial information.

The unaudited pro forma combined consolidated financial information does not give effect to any of the adjustments to our pro forma Adjusted EBITDA, each referred to in footnote (8) under “—Summary Combined Consolidated Historical and Pro Forma Financial Data.” See “Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial data are presented for informational purposes only and do not purport to represent what our results of operations would actually have been if the Transactions had occurred on the dates indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma combined consolidated financial information and related notes thereto in conjunction with “Selected historical financial data” and “Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein and our audited historical combined consolidated financial statements and the accompanying notes thereto.

	December 31, 2004
(Dollars in thousands)	Historical	Adjustments		Pro forma
ASSETS
Cash and cash equivalents	$14,807	$139,412	(1)	$154,219
Receivables, net	173,013	—		173,013
Inventories	99,892	—		99,892
Prepaid expenses and other	42,192	—		42,192

Total current assets	329,904	139,412		469,316

Property, net	226,744	—		226,744
Goodwill, net	—	—		—
Capitalized software costs, net	—	—		—
Other assets	30,236	9,000	(2)	39,236

Total assets	$586,884	$148,412		$735,296

LIABILITIES AND OWNER’S EQUITY
Accounts payable	$72,966	$—		$72,966
Short-term borrowings	52,757	(3,148	)(3)	49,609
Accrued liabilities	128,190	(30,326)		97,864
Due to affiliates	3,098	—		3,098

Total current liabilities	257,011	(33,474)		223,537

Long-term debt	37,465	325,000	(4)	362,465
Due to affiliates—long-term	17,464	—		17,464
Other long-term liabilities	6,118	—		6,118

Total liabilities	318,058	291,526		609,584

Minority interests	7,328	—		7,328
Commitments and contingencies	—	—		—
Owner’s equity	267,044	(143,114	)(5)	123,930
Accumulated other comprehensive loss	(5,546)	—		(5,546)

Total owner’s equity	261,498	(143,114)		118,384

Total liabilities and owner’s equity	$586,884	$148,412		$735,296

(1)	Reflects additions to cash, net as follows:

(Dollars in thousands)	December 31, 2004
Term indebtedness (a)	$325,000
Payment to DIRECTV (b)	(160,588)
Transaction and debt issuance costs (c)	(25,000)

$139,412

(a)	Reflects proceeds from the incurrence of term indebtedness.

(b)	Represents the net consideration to be paid to Hughes Network Systems, Inc. for its sale of the net assets of the business, consisting of consideration for the contribution of the assets of HNS for a stated purchase price of $201.0 million, less an estimated purchase price adjustment of $40.4 million. The contribution agreement contains a purchase price adjustment relating to the amount of cash, the working capital adjustment and debt (each as calculated in accordance with the contribution agreement) at closing, as well as pre-closing payments by DIRECTV to The Boeing Company relating to the construction of the SPACEWAY 3 satellite. The estimated purchase price adjustment is based on the balance sheet as of December 31, 2004. We expect the final purchase price adjustment to be significantly lower.

(c)	Estimated fees and expenses commitments and financing fees payable in connection with the debt agreements and legal, accounting and other costs payable by us in connection with the Transactions.

(2)	Represents debt issuance costs of $9.0 million to be incurred in connection with the Transactions and to be amortized over the term of the debt.

(3)	Reflects the elimination of debt that we are not required to assume in connection with the Transactions.

(4)	Reflects gross proceeds from the incurrence of the term indebtedness.

(5)	Reflects the net effect on owner’s equity of the following items:

(Dollars in thousands)	December 31, 2004
Net payment to DIRECTV (a)	$(160,588)
Transaction expenses (b)	(16,000)
Accrued liabilities assumed by DIRECTV (c)	30,326
Debt assumed by DIRECTV (d)	3,148

$(143,114)

(a)	Represents the net payment to DIRECTV as consideration for its sale of the net assets of Hughes Network Systems, Inc. (see footnote (1) (b) above).

(b)	Represents the amount of estimated legal, accounting and other expenses payable by us in connection with the Transactions.

(c)	Reflects the elimination of severance, accrued bonus and foreign income tax liabilities that we are not required to assume in connection with the Transactions.

(d)	Reflects the elimination of debt that we are not required to assume in connection with the Transactions (see footnote (3) above).

	Year ended December 31, 2004
(Dollars in thousands)	Historical	Pro forma adjustments		Pro forma
Statement of operations data:
Revenues:
Services	$387,591	$—		$387,591
Hardware sales	401,759	—		401,759

Total revenues	789,350	—		789,350
Operating costs and expenses:
Cost of services	290,469	(575	)(1)	289,894
Cost of hardware products sold	322,507	(1,251	)(1)	321,256
Research and development	71,733	(1,515	)(1)	70,218
Sales and marketing	72,564	(196	)(1)	72,368
General and administrative	85,538	(21,281	)(2)	64,257
Restructuring costs	10,993	(10,993	)(3)	—
SPACEWAY impairment provision	1,217,745	(1,217,745	)(4)	—
Asset impairment provision	150,300	(150,300	)(5)	—

Total operating costs and expenses	2,221,849	(1,403,856)		817,993

Operating loss from continuing operations	(1,432,499)	1,403,856		(28,643)
Interest expense	(7,466)	(28,413	)(6)	(35,879)
Other income (expense), net	6,481	—		6,481

Loss from continuing operations	$(1,433,484)	$1,375,443		$(58,041)

(1)	Reflects the elimination of rent and certain other direct costs associated with facilities that will be retained by DIRECTV. Together with the facility cost adjustment in general and administrative costs (see footnote (2) below), the total facility adjustment amounts to $6.5 million.

(2)	Reflects the adjustment to general and administrative costs, net as follows:

(Dollars in thousands)	Year ended December 31, 2004
Benefits programs (a)	$(18,075)
Insurance programs (b)	(1,234)
Facilities costs (c)	(2,972)
SkyTerra management fee (d)	1,000

$(21,281)

(a)	Includes elimination of the costs of certain DIRECTV sponsored employee benefit programs that will not be continued by us on a stand-alone basis. These programs include a defined benefit retirement plan, a restricted stock unit plan and a long-term incentive plan.

(b)	Reflects the difference between the corporate allocation of insurance costs from DIRECTV of $3.72 million and the estimated costs of insurance programs on a stand-alone basis of $2.49 million. The estimated costs are based on third party quotes received from providers based on the insurance programs that will be implemented following the closing of the Acquisition.

(c)	The adjustment reflects the elimination of rent and certain other direct costs included in general and administrative costs associated with facilities that will be retained by DIRECTV.

(d)	Represents the annual management fee to be paid to SkyTerra pursuant to the limited liability company operating agreement.

(3)	The adjustment reflects the elimination of the severance expense that was charged to restructuring costs in 2004 relating to a staff reduction of 164 personnel announced in connection with the proposed Acquisition and the realignment of the SPACEWAY program.

(4)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of our SPACEWAY assets since the ultimate use of these assets differed from the original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis. The adjustment reflects the elimination of the impairment provision recognized in connection with the realignment of the SPACEWAY program.

(5)	As a result of the proposed Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the Acquisition, we determined that the fair value of HNS net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. As part of this impairment loss, we provided a reserve of $5.0 million to reflect certain remaining contractual obligations with a vendor that was formerly a related party. The adjustment reflects the elimination of the asset impairment provision recorded as a result of the proposed Acquisition.

(6)	Interest expense adjustment including:

(Dollars in thousands)	Year ended December 31, 2004
Cash interest on the term indebtedness and revolving credit facility	$(27,875)
Amortization of debt issuance costs (a)	(1,161)
Interest expense on debt to be repaid by DIRECTV (b)	623

$(28,413)

(a)	Represents the amortization of capitalized debt issuance costs of $9.0 million over the term of the debt to be incurred in connection with the Transactions.

(b)	Represents the elimination of interest expense relating to debt that is required to be repaid in connection with the Transactions.

Selected Historical Financial Data

Set forth below is certain of our historical financial data. The statement of operations data for the years ended December 31, 2002, 2003 and 2004, and the balance sheet data as of December 31, 2003 and 2004, were derived from our audited combined consolidated financial statements. You should read this data in conjunction with “Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein and our audited combined consolidated financial statements and the accompanying notes thereto.

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004
Statement of operations data:
Revenues:
Services	$313,672	$328,989	$387,591
Hardware sales	409,469	422,159	401,759
Total revenues	723,141	751,148	789,350

Operating costs and expenses:
Cost of services	287,876	299,796	290,469
Cost of hardware products sold	361,031	374,678	322,507
Research and development	57,404	48,908	71,733
Sales and marketing	89,910	75,420	72,564
General and administrative	89,955	89,887	85,538
Restructuring costs (1)	10,336	4,113	10,993
SPACEWAY impairment provision (2)	—	—	1,217,745
Asset impairment provision (3)	—	—	150,300

Total operating costs and expenses	896,512	892,802	2,221,849

Operating loss	(173,371)	(141,654)	(1,432,499)
Interest expense	(8,726)	(12,197)	(7,466)
Other income (expense), net (4)	(10,077)	(3,175)	6,481

Loss before cumulative effect of accounting change	(192,174)	(157,026)	(1,433,484)
Cumulative effect of accounting change (5)	(15,968)	—	—

Net loss	$(208,142)	$(157,026)	$(1,433,484)

Balance sheet data:
Cash and cash equivalents	$71,180	$41,965	$14,807
Working capital (6)	256,249	155,740	72,893
Total assets	2,326,360	2,316,940	586,884
Total debt	197,429	135,132	90,222
Owner’s equity	1,898,342	1,947,056	261,498
Statement of cash flows data:
Net cash provided by (used in) operating activities	$(134,041)	$50,572	$87,736
Net cash used in investing activities	(465,959)	(216,819)	(122,819)
Net cash provided by financing activities	607,254	135,795	7,060

(1)	Restructuring costs represent employee headcount reductions, facilities closings, and other infrastructure-related costs. These restructuring activities relate principally to our domestic operations and primarily consist of cost reduction and downsizing actions intended to respond to market conditions in the principal markets served by us. Additionally, in 2004, the realignment of the SPACEWAY program in the third quarter of 2004 contributed to the need for additional downsizing activities.

(2)	In the third quarter of 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that two of the SPACEWAY satellites and certain support equipment would be transferred to an affiliated company. These decisions triggered the need to perform an asset impairment analysis on the carrying amount of the SPACEWAY assets since the ultimate use of these assets differed from the original intended purpose. The impairment provision reflected the result of the impairment analysis and represented the excess of the previously capitalized costs over the fair values as determined by the analysis.

(3)	As a result of the proposed Acquisition, we performed an impairment analysis on the carrying value of our net assets. Based on the purchase price for the assets in the Acquisition, we determined that the fair value of our net assets was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized an impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. As part of this impairment loss, we provided a reserve of $5.0 million to reflect certain remaining contractual obligations with a vendor that was formerly a related party.

(4)	Other income (expense), net consists of the following:

	Year ended December 31,			Pro forma year ended December 31, 2004
(Dollars in thousands)	2002	2003	2004
Other income (expense), net
Equity in losses of affiliates (a)	$(7,773)	$(1,298)	$—	$—
Minority interests’ share of subsidiary earnings (b)	(358)	(678)	(64)	(64)
Interest income	1,171	1,000	772	772
Gain on sale of real estate	—	—	5,805	5,805
Foreign income tax expense	(3,117)	(2,199)	(32)	(32)

Total other income (expense), net	$(10,077)	$(3,175)	$6,481	$6,481

(a)	Represents accounting under the equity method for investments of which we own less than a majority.

(b)	Represents the percentage of earnings from our subsidiaries not wholly-owned by us.

(5)	Effective January 1, 2002, we changed our method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, we recorded a $16.0 million charge representing our share of the goodwill impairment of an equity method investee, and this charge is reflected as a “Cumulative effect of accounting change” in the combined consolidated statement of operations in 2002.

(6)	Defined as current assets less current liabilities for the respective period.

Discussion and Analysis of Financial Condition

and Results of Operations

The following discussion and analysis of our historical combined consolidated financial statements covers periods before consummation of the Transactions and generally does not reflect the significant impact that the Transactions will have on us, including, among others, increased leverage and debt service requirements and the changes in our SPACEWAY program. This discussion should be read together with the “Selected historical financial data” and the “Unaudited pro forma combined consolidated financial information” included elsewhere herein and our combined consolidated financial statements and the accompanying notes thereto. Our audited combined consolidated financial statements are prepared in accordance with GAAP. This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. Actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in “Risk Factors.” These sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update the forward-looking statements included herein.

Effects of strategic initiatives on our results of operations

For the three years ended December 31, 2002, 2003 and 2004, we have generated net losses of $208.1 million, $157.0 million and $1,433.5 million, respectively. The loss in 2004 includes the impairment charge associated with SPACEWAY and other asset impairment provisions. See ”—Factors affecting our results of operations—SPACEWAY impairment charge.” We expect improvements in our operating results due to our significant investments in technology, development of our Consumer VSAT business and the launch of our SPACEWAY satellite and commencement of operations on our SPACEWAY network.

Technology. We have incorporated advances in semiconductor technology to increase the functionality and reliability of our VSAT terminals and reduce manufacturing costs. In addition, through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2, and proprietary software spoofing and compression techniques, we continue to reduce the overall usage of transponder capacity. We expect to continue to invest in our research and development efforts to maintain our position as a leader in VSAT technology.

Consumer VSAT. Since the launch of our Consumer VSAT business in 2001, we have made significant investments in our business. We targeted the consumer market because we determined that there was a large segment that was underserved by terrestrial alternatives such as DSL and cable. Our investment in the consumer VSAT market was also prompted by a strategic relationship with the direct-to-home satellite services business of DIRECTV. Over the past three years, improvements in our Consumer VSAT offerings include increased data rates, higher functionality and a lower cost of our overall platform, which we believe positions us to compete more effectively with alternative technologies. We expect that we will continue to make these investments in future periods.

Our operating results in 2002 and 2003 reflect costs associated with significant subscriber acquisition costs, or SAC, purchased space capacity in excess of usage and other fixed infrastructure. We incurred significant costs in connection with the launch of our Consumer service offering, including substantial amounts of transponder capacity and incurred substantial SAC related to hardware and associated marketing costs. Our Consumer VSAT business has reached critical mass by developing a customer base of 195,000 subscribers as of March 15, 2005 and generated revenues of more than $159.8 million in 2004.

SPACEWAY. Our operating results also reflect the incremental organizational, infrastructure and other administrative costs associated with the development of three SPACEWAY satellites, associated network operations centers and other ground facilities. We decided to make the strategic investment in SPACEWAY in order to provide more capability and flexibility to our customers. By utilizing Ka-band frequency and SPACEWAY’s onboard processing capabilities, we anticipate that SPACEWAY will enable us to significantly expand our business by migrating new and renewing consumer and SOHO VSAT customers onto our SPACEWAY platform and by increasing our addressable market in the SME and SOHO end markets by offering such things as mesh connectivity, frame relay and T-1 alternatives and other services. Approximately $1.8 billion has been invested in the SPACEWAY project to date. We will have to invest approximately $146 million more for our SPACEWAY satellite to become operational and, with our SPACEWAY satellite, we expect to realize cost savings through the elimination of third-party satellite leasing expenses.

Factors affecting our results of operations

Restructuring. Between fiscal 2002 and fiscal 2004 we recognized three restructuring charges amounting to an aggregate of $25.4 million, attributable to employee headcount reductions, primarily in our engineering department, facilities realignments and other infrastructure-related costs. These charges were related primarily to our domestic operations in response to changing market conditions and an initiative to improve the operational efficiency of our organization. The most recent headcount reductions were associated with the downscaling of the SPACEWAY program as it has reached the completion of the development phase of the program. Since a large portion of the terminated employees for whom we recorded a restructuring charge in 2004 did not leave our employ until February 1, 2005, our results of operations for the first quarter of 2005 will include labor and associated expenses for such terminated employees.

SPACEWAY impairment charge. Prior to September 30, 2004, certain hardware costs relating to the construction of the three SPACEWAY satellites, associated network operations centers and other ground facilities had been capitalized as construction in progress over the period of construction through September 30, 2004. In September 2004, DIRECTV determined that it would no longer continue to pursue the business plan of the SPACEWAY program as it was originally contemplated and that it would transfer two of the SPACEWAY satellites and certain support equipment to one of its affiliates for use in its direct-to-home satellite broadcasting business. Subsequently, DIRECTV determined that it would include the remaining SPACEWAY assets as a component of the businesses being sold by it in the Acquisition. DIRECTV also assumed responsibility for the satellite manufacturing contract with Boeing covering all three of the satellites. These decisions by DIRECTV triggered the need to perform an asset impairment analysis on our investment in SPACEWAY since the ultimate disposition of this investment differed from its original intended purpose. As of September 30, 2004, we had a capitalized value of $1,552.7 million for SPACEWAY, of which $11.2 million represented capitalized software development costs, and the remainder was included in property as construction in progress. DIRECTV determined that the fair value of the satellites and other related support equipment to be retained was $250.0 million based on an independent valuation. DIRECTV determined that the fair value of the remaining SPACEWAY assets, including the third SPACEWAY satellite, was $85.0 million, based upon an analysis of the alternative disposition opportunities available to DIRECTV. Previously capitalized costs in excess of these fair value amounts totaling $1,217.8 million were recognized as a SPACEWAY impairment provision in the third quarter of 2004. DIRECTV also determined that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. DIRECTV remains obligated under the satellite manufacturing contract for the completion of the construction of SPACEWAY 3 for an additional $49.0 million. It is contemplated that the portion of the contract relating to SPACEWAY 3 will be assigned to us in connection with the Acquisition and we will be obligated to pay this $49.0 million. Use of the proceeds from the Transactions will include $49.0 million in cash to complete the construction of SPACEWAY 3.

Relationship with DIRECTV. We have operated as a business of DIRECTV. Accordingly, DIRECTV has provided us with various support services such as tax advisory services, treasury/cash management, risk management, internal audit functions, employee benefits and business insurance. The costs of the services performed by DIRECTV for us and the allocation of employee benefit program costs for our employees reflected in the financial statements amounted to $35.9 million in 2004, $41.5 million in 2003 and $35.9 million in 2002.

As a stand-alone entity, we will have to provide for the services historically performed by DIRECTV. In connection with the Acquisition we will enter into a transition services agreement with DIRECTV pursuant to which DIRECTV will provide certain transitional services to support the conduct of our business. These services include assisting in the implementation of our benefit program plans and arrangements, and enabling our employees to participate in certain travel-related discount programs provided by DIRECTV’s affiliate, News Corporation. We do not expect that our expenses for these items will exceed what has historically been reflected in our financial statements for these purposes, although we anticipate that we will incur additional expenses during the period of our transition to a stand-alone entity. This assessment is an estimate and we may incur costs in excess of those we anticipate. See “Risk Factors—Our separation from DIRECTV may require that we incur additional costs to operate as a stand-alone entity and we face risks associated with the separation and the Acquisition.”

In addition, DIRECTV and its affiliates have been our customers and have also served as our vendors in certain cases. We expect that these relationships will continue following the consummation of the Transactions. After the Transactions, we will no longer be able to rely on DIRECTV’s financial support and its creditworthiness. DIRECTV invested substantial amounts in us to fund our strategic investments and operating losses. As of February 28, 2005, $11.9 million of our contractual obligations (excluding the Indian subsidiaries) to customers were secured by letters of credit that were supported by Hughes Network Systems, Inc. and $4.9 million of our contractual obligations to customers were secured by letters of credit that were supported by DIRECTV. We will use commercially reasonable efforts to replace, within 90 days of the closing of the Transactions, letters of credit currently supported by DIRECTV and Hughes Network Systems, Inc. and its subsidiaries (excluding the Indian subsidiaries) with letters of credit issued under our revolving credit facility, which will reduce availability under our revolving credit facility. In addition, prior to the Transactions, we participated in a centralized cash management system of DIRECTV, wherein cash receipts were transferred to and cash disbursements were funded by DIRECTV on a daily basis. We refer you to our statements of changes in owners’ equity for the three year period ended December 31, 2004 and “Risk Factors—Our separation from DIRECTV may require that we incur additional costs to operate as a stand-alone entity and we face risks associated with the separation and the Acquisition.”

For the three years ended December 31, 2002, December 31, 2003 and December 31, 2004, the purchase of equipment and services and the allocation of the cost of employee benefits from DIRECTV and its subsidiaries or affiliates (which include DIRECTV Holdings LLC, PanAmSat Corporation (until August 20, 2004) and, commencing on December 23, 2003, News Corporation and its affiliates) were $92.2 million, $103.5 million and $75.8 million, respectively. For the three years ended December 31, 2002, December 31, 2003 and December 31, 2004, the products and service revenues from related parties were $6.1 million, $5.9 million and $3.6 million, respectively.

Customer equipment financing arrangements. In connection with the sale of VSAT hardware to certain enterprise customers, we enter into long term operating leases (generally three to five years) with the customer for the use of the VSAT hardware installed at the customer’s facilities. We have an arrangement with a financial institution to borrow against the future operating lease revenues at the inception of these operating leases. When amounts are borrowed under this arrangement, the financial institution assumes the credit risk associated with non-payment by the customer for the duration of the operating lease. In connection with these transactions, the financial institution receives title to the equipment and obtains the residual rights to the equipment after the operating lease with the customer has expired. We retain a continuing obligation to indemnify the financing institution from losses that may occur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). Since the inception of the borrowing program in 1997, we have received nominal claims from certain customers for Non-Performance Events, but we have not been required to make any indemnification payments for a Non-Performance Event.

We incurred nominal costs in a period prior to 2002 to re-establish service for a group of customers who were impacted by the failure of a third-party satellite. If we were not able to re-establish the service in a timely manner, a Non-Performance Event would have occurred. We do not maintain a reserve for a Non-Performance Event as we believe the occurrence of a Non-Performance Event due to a service outage is remote given our ability to quickly re-establish customer service at a relatively nominal cost. Since we retain a continuing obligation to perform under the leases with our customers, we capitalize the book value of the installed equipment used to provide services to the customer as VSAT operating lease hardware and amortize these costs over the term of the customer lease agreement, which amortization is included in depreciation and amortization expense.

Software development costs. We capitalize costs related to the development of software products at the time that their technological feasibility is confirmed in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Technological feasibility is established once the product or enhancement meets the function, feature and technical performance requirements necessary for products and delivery to customers.

Other businesses. We will continue to leverage our satellite communication expertise in our Mobile Satellite and Carrier Networks businesses on an opportunistic basis. We do not anticipate significant growth in either of these businesses, but will continue to pursue opportunities on a project by project basis. Moreover, these businesses have been and will continue to be a complementary part of our core VSAT business since the base VSAT technology and engineering teams support our mobile satellite efforts and carrier networks businesses, which in turn contributes to advancing our technology in the VSAT arena with customer funded programs. Over the near term we expect to complete certain significant contracts in these businesses. Accordingly, we expect revenues from these businesses to decline in the absence of new projects. We do not believe that either business requires substantial operating cash or capital expenditures.

Key business metrics

Business segments. We divide our businesses into two distinct segments – our VSAT business and our other businesses. Our VSAT business is further divided into three distinct business lines organized along our key end markets—the North American Enterprise VSAT business, the international Enterprise VSAT business and the Consumer VSAT business. Our other businesses consist of the Mobile Satellite business and the Carrier Networks business. Due to the complementary nature and common architecture of our products and services across our business lines, we are able to leverage our expertise and resources within our various operating units to yield significant cost efficiencies.

Revenue. We generate revenues from the sale and lease of hardware and the provision of services. In our VSAT business, we provide both services and hardware while in our other businesses we provide only hardware. The majority of our large enterprise VSAT customers who purchase equipment separately operate their own networks. These customers include large enterprises, incumbent local exchange carriers, governmental agencies and VARs. Contracts for our VSAT services vary in length depending on the customer’s requirements.

Services. Our services are offered on a contractual basis, which vary in length based on the particular end market. Our typical large enterprise customer enters into service contracts with a three to five-year duration; our typical SME customer typically enters into a two-year contract; our consumer and SOHO customers typically enter into 15-month contracts. Our services are billed and the revenue recognized on a monthly per site basis. Our service offerings for our customers who receive services from our shared hub operations include the following:

Service Type	Description
Broadband connectivity	• Provide basic transport, Internet connectivity from our hubs, and ISP services

• Uses include high-speed Internet access, VPN, multicast file delivery and streaming, Wi-Fi access and satellite backup for frame relay service and other terrestrial networks

Network services

•      Provide one-stop turnkey suite of bundled services that include network design, implementation planning, terrestrial backhaul provisioning, rollout and installation, ongoing network operations, help desk and onsite maintenance

• Includes program management, installation management, network and application engineering services, network operations, field maintenance and customer care

Hosted applications	• Host customer-owned and managed applications on our hub

• Provide the customer application services developed by us or in conjunction with our service partners

• Uses include online payments, online learning and VoIP

Customized business solutions	• Provide customized, industry-specific enterprise solutions that can be applied to multiple businesses in a given industry

Our services to enterprise customers are negotiated on a contract-by-contract basis with pricing varying based on numerous factors, including number of sites, complexity of system and scope of services provided. We have the ability to integrate these service offerings to provide comprehensive solutions for our customers.

We also offer managed services to our customers who operate their own dedicated hub and charge them a management fee for the operation of their hubs.

Hardware. We offer our enterprise customers the option of purchasing their equipment up front or leasing it. For our consumer customers, they either purchase their equipment up front or pay for it under a service contract over a period typically of 15 months.

We also provide specialized equipment to the Mobile Satellite and Carrier Network industries. Through large multi-year contracts, we develop and supply turnkey networking and terminal systems for various operators who offer mobile satellite-based voice and data services. We also supply microwave-based networking equipment to mobile operators for back-hauling their data from cellular telephone sites to their switching centers. In addition, CLECs use our equipment for broadband access traffic from corporations bypassing local phone companies. The size and scope of these projects vary from year to year and does not follow a pattern that can be reasonably predicted.

Market trends impacting our revenue. The following table presents our revenues by end market for the years ended December 31, 2002, 2003 and 2004, respectively:

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004
North American Enterprise	$302,668	$340,141	$348,267
International Enterprise	200,490	195,795	188,592
Consumer	68,232	129,687	159,834

Total VSAT	571,390	665,623	696,693
Mobile Satellite	118,162	73,529	73,015
Carrier	33,589	11,996	19,642

Total other	151,751	85,525	92,657

Total revenues	$723,141	$751,148	$789,350

The increase in our North American Enterprise revenues is primarily due to growth in our SME and SOHO markets. This growth has been driven by targeted service plans aimed at these customers to address their IP-based broadband access needs, as well as lower hardware prices. We have also benefited from our long-term contracts with large enterprise customers and have experienced renewal rates with these customers of approximately 85% over the past three years. We expect these trends to continue and that the introduction of our next generation VSAT terminals in mid-2005 will expand our market opportunities.

From 2001 to 2003, a number of start-up service providers entered the data delivery market. Although we typically pass on the credit risk on equipment leases to the leasing company, we decided to enter into service agreements with certain of these start-up companies where the credit risk on the third party equipment lease was assumed by us. Between 2001 and 2003, several of these start-up companies defaulted on their service contracts. In 2004, we shifted away from taking credit risk with respect to start-up companies and, as a result, experienced a significant decrease in service contract defaults.

Over the past three years, we have experienced a decline in our international Enterprise revenues primarily as a result of lower hardware sales in countries affected by regional economic difficulties, such as Argentina and Indonesia. This decline has been partially offset by increased service revenues from the regions where we have service companies, namely in Europe, India and Brazil. We expect a continued shift in the mix of our international Enterprise revenues toward services, and that revenue growth will be driven by the SME market and emerging countries where there is a lack of basic infrastructure. Pursuant to a consent agreement with the United States Department of State, one of our subsidiaries, HNS Beijing, Co., Ltd., is debarred until at least May 2005 from engaging in activities that would require an ITAR license. With respect to certain contracts described in the January 26, 2005 consent agreement, we are unable to perform our obligations on such contracts in China and Korea and we may be liable for certain damages as a result of nonperformance. We are in the process of resolving these issues with the affected customers.

First launched in 2001, our Consumer business has experienced rapid growth due to new market distribution channels focused on geographic areas that have historically been underserved by DSL and cable. In addition, the improved quality of service at higher speeds has allowed us to meet the broadband Internet access needs of our customers. Our Consumer business has grown from 104,000 subscribers at December 31, 2002 to 183,000 subscribers at December 31, 2004. In addition, we have successfully migrated our existing customers from a one-way service platform to a two-way service platform. This has resulted in a 70% increase in average revenue per unit, or ARPU, over the past three years from approximately $33 in 2002 to $56 in 2004.

Our Mobile Satellite and Carrier Networks revenues have declined since 2002 as certain large contracts and other programs were either completed or neared completion. We expect that our Mobile Satellite revenues will continue to fluctuate due to the nature of these projects. It is also anticipated that Carrier Network revenues will continue to fluctuate as we pursue revenue opportunities through sales of point-to-multipoint equipment to international mobile operators for backhauling their cellular telephone sites to their switching centers.

Revenue backlog. Our total company backlog, which is our expected future revenue under our customer contracts that are non-cancelable (subject to the factors described in “Overview—Our Company”), was approximately $525.0 million and $551.7 million as of December 31, 2003 and 2004, respectively. We currently expect to recognize revenue of $303.4 million, or 55.0%, from our December 31, 2004 backlog during the year ending December 31, 2005. Our Enterprise VSAT businesses accounted for approximately $507.3 million of our total backlog at December 31, 2004, of which and $161.4 million is related to hardware sales and $345.9 million is related to services. We expect to realize revenue from our VSAT backlog as follows: $259.4 million in 2005, $135.2 million in 2006, $66.7 million in 2007, $32.5 million in 2008 and $13.6 million in 2009. See “Risk Factors” for a discussion of the potential risks to our revenue and backlog. Although we typically sign contracts with our SME customers for 24 to 48 months and our consumer customers for 15 months, we do not include these contractual commitments in our backlog.

Cost of services. Our cost of services relates to costs associated with the provision of network services, and consist primarily of satellite capacity leases, hub infrastructure, customer care, depreciation expense related to network infrastructure and the salaries and related employment costs for those employees who manage our network operations and other project areas. These costs, except for satellite capacity leases which are dependent on the number of customers served, have remained relatively constant in recent years despite increasing traffic on our network as we have been able to consolidate certain components of our network. In addition, the migration to a single, upgraded platform for our Consumer and North American Enterprise businesses has enabled us to leverage our satellite bandwidth and network operation facilities.

In recent years, satellite capacity has not been a limiting factor in growing the VSAT service business. Satellite capacity is typically sold under long-term contracts by our FSS providers, and we are continually evaluating the need to secure additional capacity with sufficient lead time to permit us to provide reliable service to our customers. If we experience any anomalies with the satellite upon which we lease transponder space, we could experience a disruption of service. We have experienced anomalies in 2002 and 2004 but were able to provide acceptable service according to the terms of our contract. Any future anomalies could cause disruptions that lead to increased costs to reposition antennas or in the event of total failure, cause a contract to terminate. In some cases, our contracts with FSS providers limit our indemnification obligations towards our customers by applying pro rated credit to our customers’ accounts.

Cost of hardware products sold. We outsource a significant portion of the manufacturing of our hardware for both our VSAT and other businesses to third party contract manufacturers. Our cost of hardware relates primarily to the cost of direct materials and subsystems (e.g., antennas), salaries and related employment costs for those employees who are directly associated with the procurement and manufacture of our products, and other items of indirect overhead incurred in the procurement and production process. In addition, as it relates to our Mobile Satellite business, cost of hardware includes certain engineering costs related to the design of a particular project. As we have developed new product offerings, we have reduced product costs due to higher levels of component integration, design improvements and volume increases.

SAC is associated only with our Consumer business and is comprised of three elements: dealer and customer service representative commissions on new installations, sales and marketing expense, and the cost of hardware and related installation. The portion of SAC related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. The cost of our hardware, including installation, is deferred and amortized over the initial contract period as a component of cost of hardware products sold.

Research and development. Research and development expenses relate to costs associated with the engineering support for existing platforms and development efforts to build new products and software applications. In addition, certain software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Lease, or Otherwise Marketed” and amortized to research and development costs over their estimated useful lives, not to exceed five years. Research and development costs consist primarily of the salaries of certain members of our engineering staff burdened with an applied overhead charge. In addition, we incur other costs for subcontractors, material purchases and other direct costs in support of product developments.

Through September 2004, we capitalized the costs associated with the development of our SPACEWAY program. With the change in our business plan relating to SPACEWAY described in “—Factors affecting our results of operations—

SPACEWAY impairment charge,” we have discontinued the capitalization of development costs and are expensing them as incurred.

Sales and marketing. Sales and marketing expense consists primarily of the salaries, commissions and related benefit costs of our direct sales force and marketing staff, advertising, travel, allocation of facilities and other directly related overhead costs, as well as other SAC related to our Consumer VSAT business. Dealer and customer service representative commissions are deferred and amortized over the initial contract period as a component of sales and marketing expense. The portion of SAC related to sales and marketing is expensed as incurred. Dealer and customer service representative commissions on new installations are deferred and amortized over the initial contract period as a component of sales and marketing expense.

General and administrative. General and administrative expense relates to costs associated with common support functions, such as accounting and finance, risk management, legal, information technology, administration, human resources and senior management. These costs consist primarily of the salaries and related employee benefits for those employees that support such functions, as well as facilities, costs for third party service providers (such as outside tax and legal counsel and insurance providers) and depreciation of fixed assets, including real estate.

Impact of the Transactions

On December 3, 2004, we entered into a contribution and membership interest purchase agreement with SkyTerra, DIRECTV, and Hughes Network Systems, Inc. Pursuant to the contribution agreement, Hughes Network Systems, Inc. will sell to us substantially all of its assets and certain liabilities related to its VSAT business, as well as the remaining assets of its SPACEWAY satellite communications platform that is under development and that will not be used in DIRECTV’s direct-to-home satellite broadcasting business. This will include the SPACEWAY 3 satellite which is currently being manufactured by The Boeing Company, certain network operations center facilities, certain other ground facilities and equipment and intellectual property rights. DIRECTV has retained the SPACEWAY 1 and 2 satellites for use in its direct-to-home video entertainment business, and we and DIRECTV will enter into a reciprocal agreement whereby each party will provide certain technical assistance services to the other in connection with the operation of our respective satellites.

Hughes Network Systems, Inc. currently owns 100% of our equity interests. As consideration for the sale to us of its assets and liabilities, we will pay Hughes Network Systems, Inc. $201.0 million in cash, subject to adjustment as provided in the contribution agreement. SkyTerra will then purchase 50% of our equity interests from Hughes Network Systems, Inc. for $50.0 million in cash and 300,000 shares of common stock of SkyTerra, valued at $16.35 per share on December 3, 2004. Hughes Network Systems, Inc. has agreed that the assets sold will include working capital (as defined and calculated in accordance with the contribution agreement) equal to $195.0 million. In the event that the final working capital amount exceeds $210.0 million, we will pay Hughes Network Systems, Inc. for all amounts above such amount. In the event that the final working capital amount is less than $180.0 million, then all amounts below such shortfall shall reduce the purchase price paid to Hughes Network Systems, Inc. Our unaudited pro forma combined consolidated financial information as of December 31, 2004 reflects our historical working capital at December 31, 2004 with an estimated purchase price adjustment (calculated in accordance with the contribution agreement) equal to $40.4 million, which includes a working capital adjustment of $38.8 million. We expect the final purchase price adjustment (including the working capital adjustment) to be significantly lower.

Upon the consummation of the Transactions, we will reimburse SkyTerra and its affiliates for all incurred costs, fees and expenses in connection with the Acquisition. In addition, we will reimburse DIRECTV up to $5.0 million for similar costs. Hughes Network Systems, Inc. agreed to pay up to $12.0 million of certain identified severance costs for employees terminated by us or Hughes Network Systems, Inc. with our consent prior to the closing of the Acquisition. If the amount of identified severance costs for employees terminated by us or Hughes Network Systems, Inc. with our consent exceeds $12.0 million prior to the closing of the Acquisition, the purchase price will be increased by the amount in excess of $12.0 million. If the amount of such severance costs is less than $12.0 million prior to the closing of the Acquisition, the purchase price will be decreased by the amount that such costs are less than $12.0 million. We currently expect such costs to be close to $12.0 million at the closing of the Acquisition.

Historically we have received certain corporate services provided by DIRECTV (including tax advisory services, treasury/cash management, risk management, internal audit functions, employee benefits and business insurance) and our employees have participated in certain DIRECTV-sponsored employee benefit programs. Subsequent to the transaction, we expect that the stand-alone costs for these services will be less than costs historically allocated to the business by DIRECTV, although we anticipate that we will incur additional expenses during the period of our transition to a stand-alone entity. This assessment is an estimate and we may incur costs in excess of those we anticipate. The costs of the services performed by DIRECTV for us and the allocation of employee benefit program costs for our employees reflected in the financial statements amounted to $35.9 million in 2004, $41.5 million in 2003 and $35.9 million in 2002. See “Risk Factors—Our separation from DIRECTV may require that we incur additional costs to operate as a stand-alone entity and we face risks associated with the separation and the Acquisition.”

As a result of entering into the contribution agreement as part of the Acquisition, we performed an impairment analysis of our long-lived assets. Based on the purchase price of the assets in the Acquisition, we determined that the fair value of our net assets at the time of execution of the contribution agreement was $265.9 million, which was $150.3 million less than the carrying amount of our net assets at the date of the contribution agreement. Accordingly, we recognized a $150.3 million impairment provision in the fourth quarter of 2004 relating to the excess of the carrying amount of our net assets over their fair value. In recording the impairment provision, we provided a reserve of $5.0 million to reflect certain remaining contract obligations with a vendor that was formerly a related party and allocated the remaining $145.3 million to our long-term assets other than certain real estate assets with an appreciated market value, the VSAT operating lease assets that are recoverable from customer contracts and the remaining net assets of SPACEWAY which had previously been adjusted to fair value as described above. The Acquisition will be accounted for using the historical basis of accounting with the assets and liabilities carried over at their historical values, as reduced by the impairment recorded in the fourth quarter of 2004.

Results of operations

2004 compared to 2003

The following table presents our revenues for the years ended December 31, 2003 and 2004, and the increase or decrease and percentage change between the periods presented:

	Year ended December 31,		Year ended December 31, 2004 compared to year ended December 31, 2003
(Dollars in thousands)	2003	2004	Increase (decrease)	Percentage change
Revenues:
Services	$328,989	$387,591	$58,602	18%
Hardware sales	422,159	401,759	(20,400)	(5%)

Total revenues	$751,148	$789,350	$38,202	5%
Revenue by end markets:
North American Enterprise	$340,141	$348,267	$8,126	2%
International Enterprise	195,795	188,592	(7,203)	(4%)
Consumer	129,687	159,834	30,147	23%

Total VSAT	665,623	696,693	31,070	5%
Mobile Satellite	73,529	73,015	(514)	(1%)
Carrier	11,996	19,642	7,646	64%

Total other	85,525	92,657	7,132	8%

Total revenues	$751,148	$789,350	$38,202	5%

Services revenue

Substantially all our services revenue is generated by our VSAT business. For the year ended December 31, 2004, services revenue increased by $58.6 million, or 17.8%, to $387.6 million from $329.0 million for the year ended December 31, 2003. This increase is due primarily to revenue increases in our Consumer and international Enterprise markets. Consumer service revenue increased by $27.9 million due to increases in our subscriber base and ARPU. Our consumer subscriber base increased by 41,000 on a net basis from 142,000 at December 31, 2003 to 183,000 at December 31, 2004. ARPU increased approximately $5 in 2004 to $56 from $51 in 2003. international Enterprise services revenue increased $25.1 million primarily due to new customer contracts in Europe and India, including $8.2 million as a result of the depreciation of the United States dollar versus the currencies in which our international subsidiaries earn revenues (i.e., Euro, Pound Sterling, Indian Rupee and Brazilian Real). The remainder of this increase is attributable primarily to our North American VSAT business due to an increase in our installed base of sites in our Enterprise, SME and SOHO markets.

Hardware sales revenue

For the year ended December 31, 2004, hardware sales revenue decreased by $20.4 million, or 4.8%, to $401.8 million from $422.2 million for the year ended December 31, 2003.

VSAT. For the year ended December 31, 2004, VSAT hardware sales revenue decreased by $27.5 million, or 8.2%, to $309.1 million from $336.9 million for the year ended December 31, 2003. Our revenues from North American customers declined slightly due to continued pricing pressures, which was partially offset by an increase in the number of units shipped. Revenues from our international customers declined by $28.8 million despite an approximate doubling in the number of units shipped as we transitioned our product line to a new generation of lower-priced hardware and our 2003 VSAT hardware revenue included $25.0 million of sales to a telecommunications company in Africa that was not replicated in 2004. Partially offsetting this decline in our enterprise hardware business was a $2.2 million increase in revenues from sales of hardware to our consumer subscribers.

Other. For the year ended December 31, 2004, hardware sales revenue from our other businesses increased by $7.1 million, or 8.3%, to $92.7 million from $85.5 million for the year ended December 31, 2003. The increase is primarily related to sales to European telecommunications providers in our Carrier Networks business.

Cost of services

For the year ended December 31, 2004, cost of services decreased by $9.3 million, or 3.1%, to $290.5 million from $299.8 million for the year ended December 31, 2003. This decrease is due primarily to hub consolidation as we reduced our number of hubs globally from seven to four and eliminated associated costs. In addition, we wrote off $6.6 million of accounts receivable in 2003 relating to two new enterprise VSAT customers who defaulted on their services contracts and we did not experience a similar write-off of that magnitude in 2004. These declines were partially offset by an increase in transponder lease costs of $11.3 million to $133.3 million in 2004 from $122.0 million in 2003. The effects of the depreciation of the United States dollar versus the currencies in which our international subsidiaries earn revenues further offset these declines in cost of services. Excluding the impact of the write-off of accounts receivable discussed above, our cost of services remained relatively flat, while our services revenues increased by $58.6 million, or 18.1%, from 2003 to 2004.

Cost of hardware products sold

For the year ended December 31, 2004, cost of hardware products sold decreased by $52.2 million, or 13.9%, to $322.5 million from $374.7 million for the year ended December 31, 2003. This decrease is due primarily to cost savings of $34.6 million related to a reduction in the per unit manufacturing cost of VSATs in addition to the overall reduction of hardware sales. In addition, cost of hardware products sold in 2003 included $11.3 million relating to inventory write-downs in our Carrier Networks and international Enterprise businesses and a write-down of a note receivable from a VAR.

Research and development

For the year ended December 31, 2004, research and development expense increased by $22.8 million, or 46.7%, to $71.7 million from $48.9 million for the year ended December 31, 2003. This increase was due primarily to $20.3 million in research and development costs for SPACEWAY resulting from the decision in the third quarter of 2004 to change our SPACEWAY business plan and therefore discontinue the capitalization of development costs.

Sales and marketing

For the year ended December 31, 2004, sales and marketing expense decreased by $2.8 million, or 3.8%, to $72.6 million from $75.4 million for the year ended December 31, 2003. This decrease is due primarily to $5.2 million in lower commissions as we shifted the focus of our consumer sales effort from a dealer network to online sales, with the resulting savings partially offset by a $3.2 million increase in the cost of placing additional infomercials on DIRECTV’s digital television service.

General and administrative

For the year ended December 31, 2004, general and administrative expense decreased by $4.4 million, or 4.8%, to $85.5 million from $89.9 million for the year ended December 31, 2003. In 2003, general and administrative expenses were negatively impacted by a $6.1 million foreign exchange loss, as well as lower employee costs driven by headcount reductions in 2004. These reductions in general and administrative expenses were partially offset by higher outside legal costs of $2.0 million which pertained to the Helius litigation.

Restructuring costs

For the year ended December 31, 2004, restructuring costs increased by $6.9 million to $11.0 million from $4.1 million for the year ended December 31, 2003. The 2004 restructuring costs reflect a workforce reduction of 164 employees, or approximately 9% of our 2004 domestic headcount, and the 2003 restructuring costs reflect the reduction of 171 employees, or approximately 7% of our 2003 domestic headcount. The 2004 restructuring, which related principally to our domestic operations, was taken as a result of the realignment of the SPACEWAY program, and we implemented the 2003 restructuring in order to reduce our cost structure as we neared the completion of several engineering-intensive Mobile Satellite programs. Severance costs per employee were greater in 2004 due to enhanced severance benefit programs resulting from the News Corporation transaction.

SPACEWAY impairment provision

In the third quarter of 2004, we incurred a SPACEWAY impairment charge of $1,217.8 million relating to our SPACEWAY program. See “—Factors affecting our results of operations—SPACEWAY impairment charge.”

Asset impairment provision

In connection with the Acquisition, we performed an impairment analysis of our long-lived assets. Based on the purchase price of the assets in the Acquisition, the fair value was determined to be $150.3 million less than the carrying amount. See “—Impact of the Transactions.”

Operating loss

For the reasons discussed above, operating loss increased by $1,290.8 million from a loss of $141.7 million in 2003 to a loss of $1,432.5 million in 2004.

Interest expense

Interest expense consists primarily of the gross interest costs we incur related to various borrowings by our foreign subsidiaries and VSAT hardware financing. For the year ended December 31, 2004, interest expense decreased by $4.7 million, or 38.8%, to $7.5 million from $12.2 million for the year ended December 31, 2003. This decrease is due primarily to lower interest expense of $2.9 million due to reduced borrowing levels by our European subsidiary during the year. Further contributing to this decrease is a reduction in interest expense associated with our domestic VSAT hardware financing.

Other income (expense), net

Other income (expense), net consists of non-operating income less non-operating expenses. For the year ended December 31, 2004, other income (expense), net increased by $9.7 million to $6.5 million from $(3.2) million for the year ended December 31, 2003. This increase is due primarily to a $5.8 million gain recognized in connection with the sale of our San Diego property, a reduction of $1.3 million in equity losses from affiliates, and a reduction in our foreign income tax expense of $2.1 million.

2003 compared to 2002

The following table presents our revenues for the years ended December 31, 2002 and 2003, and the increase or decrease and percentage change between the periods presented:

	Year ended December 31,		Year ended December 31, 2003 compared to year ended December 31, 2002
(Dollars in thousands)	2002	2003	Increase (decrease)	Percentage change
Revenues:
Services	$313,672	$328,989	$15,317	4%
Hardware sales	409,469	422,159	12,690	3%

Total revenues	723,141	751,148	28,007	4%

Revenue by end markets:
North American Enterprise	302,668	340,141	37,473	12%
International Enterprise	200,490	195,795	(4,695)	(2%)
Consumer	68,232	129,687	61,455	90%

Total VSAT	571,390	665,623	94,233	16%

Mobile Satellite	118,162	73,529	(44,633)	(38%)
Carrier	33,589	11,996	(21,593)	(64%)

Total other	151,751	85,525	(66,226)	(44%)

Total revenues	$723,141	$751,148	$28,007	4%

Services revenue

All our services revenue is generated by our VSAT business. For the year ended December 31, 2003, services revenue increased by $15.3 million, or 4.9%, to $329.0 million from $313.7 million for the year ended December 31, 2002. This increase is due primarily to growth in our Consumer business services revenue of approximately $32.6 million, offset partially by decreases in international Enterprise revenues of $22.1 million. The decrease in our international Enterprise revenues was attributable to $22.2 million of reduced revenues related to the completion of tasks on two large European projects in the automotive and banking sectors, partially offset by a gain of $7.2 million as a result of the depreciation of the United States dollar versus the currencies in which our international subsidiaries earn revenues (i.e., Euro, Pound Sterling, Indian Rupee and Brazilian Real). Our consumer subscriber base increased by 38,000 on a net basis from 104,000 customers at the end of 2002 to 142,000 customers at the end of 2003. Consumer revenue growth was also driven by an increase in ARPU from approximately $33 in 2002 to $51 in 2003 due to the migration of customers from a one-way service platform where the customer only received information via a satellite link to a two-way service platform where the customer can both send and receive via satellite. The remainder of the increase is attributable primarily to our North American VSAT business due to an increase in our installed base of sites in the Enterprise, SME and SOHO markets.

Hardware sales revenue

For the year ended December 31, 2003, hardware sales revenue increased by $12.7 million, or 3.1%, to $422.2 million from $409.5 million for the year ended December 31, 2002.

VSAT. For the year ended December 31, 2003, hardware sales revenue in our VSAT business increased by $78.9 million, or 30.6%, to $336.6 million from $257.7 million for the year ended December 31, 2002. This increase is due primarily to $36.2 million related to hardware sold to a major lottery services provider in North America and $25.0 million related to a large equipment sale to a single customer in one of our international markets. Further contributing to this increase is subscriber growth in the Consumer business.

Other. For the year ended December 31, 2003, hardware sales revenue in our other businesses decreased by $66.3 million, or 43.7%, to $85.5 million from $151.8 million for the year ended December 31, 2002. This change was attributable to a decrease of $60.1 million related to the completion of two large systems programs in our Mobile Satellite business and a decrease of $8.4 million related to the completion of one large program in our Carrier Networks business, partially offset by a

$12.8 million increase in a development program in our Mobile Satellite business. In addition, a decrease of $6.4 million was due to a one-time sale of intellectual property licenses in 2002.

Cost of services

For the year ended December 31, 2003, cost of services increased by $11.9 million, or 4.1%, to $299.8 million from $287.9 million for the year ended December 31, 2002. This increase was due primarily to an increase of $15.3 million in service revenues. In addition there were $7.0 million of one time charges in 2002 which were largely offset by our write-off in 2003 of $6.6 million of accounts receivable related to two Enterprise VSAT customers who defaulted on their service. The one-time charge in 2002 was a result of renegotiating a contract related to excess transponder capacity. Transponder lease costs declined by $3.8 million from $125.8 million in 2002 to $122.0 million in 2003.

Cost of hardware products sold

For the year ended December 31, 2003, cost of hardware products sold increased by $13.7 million, or 4%, to $374.7 million from $361.0 million for the year ended December 31, 2002. Cost of hardware products sold associated with our VSAT business increased by $53.7 million, or 22.3%, to $294.0 million primarily due to increased shipments in our Enterprise and Consumer markets offset by a reduction in the per-unit manufacturing cost of VSATs.

Cost of hardware products sold associated with our Other businesses declined by $40.0 million, or 33.1%, to $80.7 million chiefly due to the revenue declines in our Mobile Satellite and Carrier businesses resulting from the completion of two large system programs.

Research and development

For the year ended December 31, 2003, research and development expense decreased by $8.5 million, or 14.8%, to $48.9 million from $57.4 million for the year ended December 31, 2002. This decrease is due to reduced spending on VSAT development programs of $8.7 million, reduced spending for Carrier Networks products of $3.1 million, and reductions in corporate and other research and development programs of $5.1 million. Our spending on the SPACEWAY program increased by $8.4 million from $10.3 million in 2002 to $18.7 million in 2003.

Sales and marketing

For the year ended December 31, 2003, sales and marketing expense decreased by $14.5 million, or 16.1%, to $75.4 million from $89.9 million for the year ended December 31, 2002. This decrease is due to lower commissions in the amount of $4.5 million as the result of a change in distribution channels from a dealer network to online sales for our Consumer business. In addition, there was a $7.7 million reduction primarily related to spending on VSAT advertising, $1.1 million reduction in corporate marketing expenses and overall cost savings of $2.6 million resulting primarily from a realignment of our international sales and marketing organizations. These decreases were offset by our increased spending of $3.8 million on infomercials on DIRECTV in 2003.

General and administrative

For the year ended December 31, 2003, general and administrative expense remained relatively constant at approximately $89.9 million compared to $90.0 million for the year ended December 31, 2002. General and administrative expense for 2003 reflects a reduction of $7.8 million, consisting primarily of reductions of $5.0 million in facilities, human resources and information technology costs in 2003, and outside legal settlement costs and related expenses of $2.7 million in 2002, offset by increases of $1.7 million in credit card fees in the North American VSAT business and $6.1 million of foreign exchange losses in 2003.

Restructuring costs

For the year ended December 31, 2003, restructuring costs decreased by $6.2 million, or 60.2%, to $4.1 million from $10.3 million for the year ended December 31, 2002. This decrease was a result of a reduction in the size of our global workforce by 171 employees in 2003 compared to a reduction of 433 employees in 2002, in connection with the completion of major development projects in our Mobile Satellite and Carrier Networks businesses, and downsizing in Europe. Our 2002 restructuring costs were $9.1 million in North America and $1.2 million in Europe.

Interest expense

Interest expense consists primarily of gross interest costs we incur related to various borrowings by our foreign subsidiaries and the VSAT hardware financing arrangements. For the year ended December 31, 2003, interest expense increased by $3.5 million, or 40.2%, to $12.2 million from $8.7 million for the year ended December 31, 2002. This increase is due primarily to increased interest costs of $3.0 million on higher borrowings by one of our European subsidiaries and interest expense of $0.8 million in connection with a 2003 settlement of a tax assessment, offset by slightly lower interest costs on bank borrowings in India.

Other income (expense), net

Other income (expense), net consists of non operating income less non-operating expenses. For the year ended December 31, 2003, other income (expense), net decreased by $6.9 million, or 68.3%, to $(3.2) million from $(10.1) million for the year ended December 31, 2002. This decrease in expense is due primarily to a reduction of $6.5 million in losses from equity investments and a reduction in our foreign income tax expense.

Selected segment data

Our operations are comprised of the following two segments:

VSAT

Our VSAT segment consists of the North American Enterprise VSAT business, the international Enterprise VSAT business and the Consumer business.

Other

Our Other segment is comprised of the Mobile Satellite business, which consists of mobile satellite-based voice and data services, and the Carrier Networks business, which consists of cellular mobile operators and emerging CLECs.

The following tables set forth our segmented revenues and operating losses for fiscal 2002, 2003 and 2004, respectively:

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004
Revenues:
VSAT	$571,390	$665,623	$696,693
Other	151,751	85,525	92,657

Total revenues	$723,141	$751,148	$789,350

	Year ended December 31,
(Dollars in thousands)	2002	2003	2004
Segment operating loss:
VSAT	$(156,072)	$(123,189)	$(1,407,574)
Other	(17,299)	(18,465)	(24,925)

Total segment operating loss	$(173,371)	$(141,654)	$(1,432,499)

Liquidity and capital resources

Liquidity and capital resources prior to the transactions

Historically, DIRECTV funded our operating losses, working capital and capital expenditure needs. Accordingly, our primary sources of cash were cash flows from operations and advances received from DIRECTV. Our principal cash requirements were for funding operating losses, working capital, expenditures relating to our investment in SPACEWAY, capital expenditures relating to VSAT operating lease hardware and other VSAT capital expenditures and capitalized software development costs.

Improvements and additional focus on cash collections by senior management and inventory management process have resulted in significant reductions in working capital. With increased credit card transactions, we were able to reduce collection time and credit risk, which in turn improved net receivables related to the Consumer business. As we completed development of the large programs in the Mobile Satellite business we collected the associated milestone payments, thus reducing receivables. Product cost reductions along with a migration to a common VSAT platform have decreased inventory carrying costs by reducing the cost and quantity of equipment required in inventory.

2004 compared to 2003

Net cash provided by operating activities

Net cash provided by operating activities increased by $37.2 million, or 73.5%, to $87.7 million for the year ended December 31, 2004 from $50.6 million for the year ended December 31, 2003. The increase was primarily due to the $99.7 million increase in gross margin (revenues less costs of services and hardware). This improvement was partially offset by a reduction in cash flow from changes in operating assets and liabilities of $43.4 million, higher research and development expense of $22.8 million and an increase in restructuring costs of $6.9 million. For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of a $1,433.5 million net loss, offset by $1,368.0 million of non-cash impairment provisions, $97.0 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $62.0 million. For the year ended December 31, 2003, net cash provided by operating activities was principally comprised of a $157.0 million net loss, offset by $94.8 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $105.4 million.

Net cash flows used in investing activities

Net cash used in investing activities decreased $94.0 million, or 43.4%, to $122.8 million for the year ended December 31, 2004 from $216.8 million for the year ended December 31, 2003. The decrease relates primarily to the $75.6 million decrease in capital expenditures on the SPACEWAY project resulting from DIRECTV’s decision in the third quarter of 2004 that, given the uncertainty of recovery of any additional capitalized costs relating to SPACEWAY in a potential sale or other disposition, all subsequent spending on the SPACEWAY program would be expensed as incurred, other than costs directly related to the construction and launch of SPACEWAY 3. Also contributing to the decrease was $17.0 million of cash received from the sale of our San Diego property in the fourth quarter of 2004 and a $9.8 million reduction, to $27.7 million, related to capital expenditures on VSAT operating lease hardware. Expenditures to increase operational capacity relate principally to expansion of shared hub operations, improvements in our network operations center and other capacity enhancements.

Net cash flows provided by financing activities

Net cash provided by financing activities decreased $128.7 million, or 95%, to $7.1 million for the year ended December 31, 2004 from $135.8 million for the year ended December 31, 2003. This decrease relates primarily to a $147.1 million decrease in investments made by DIRECTV in connection with the SPACEWAY program realignment. Our financing activities for the year ended December 31, 2004 were principally comprised of $52.4 million of cash invested by DIRECTV and $31.3 million of new borrowings related to VSAT hardware financing, partially offset by $66.1 million of repayments of borrowings related to VSAT hardware financing and an $10.1 million net reduction in other borrowings by our foreign subsidiaries. Our financing activities for the year ended December 31, 2003 were principally comprised of $199.5 million of cash invested by DIRECTV and $46.8 million of new borrowings related to VSAT hardware financing, partially offset by $59.0 million of repayments of borrowings related to VSAT hardware financing and a $50.1 million net reduction in other borrowings by our foreign subsidiaries.

Capital expenditures for the years ended December 31, 2003 and December 31, 2004 consists of the following:

	Year ended December 31,		Year ended December 31, 2004 compared to year ended December 31, 2003
(Dollars in thousands)	2003	2004	Increase (decrease)
Capital expenditures:
SPACEWAY program	$136,198	$60,584	$(75,614)
VSAT operating lease hardware	37,520	27,724	(9,796)
Capitalized software	20,073	16,673	(3,400)
Other capital expenditures — VSAT	10,429	28,154	17,725
Capital expenditures — other	11,309	5,696	(5,613)

Total capital expenditures	$215,529	$138,831	$(76,698)

2003 compared to 2002

Net cash provided by operating activities

Net cash provided by operating activities increased by $184.6 million to $50.6 million for the year ended December 31, 2003 from net cash used by operating activities of $134.0 million for the year ended December 31, 2002. The increase was due primarily to improvements in cash flow from changes in operating assets and liabilities of $152.5 million, lower research and development expense of $8.5 million, lower sales and marketing expense of $14.5 million, lower restructuring costs of $6.2 million and lower equity in losses from unconsolidated affiliates of $6.5 million. For the year ended December 31, 2003, net cash provided by operating activities was principally comprised of a $157.0 million net loss, offset by $94.8 million of depreciation and amortization and an increase in cash flows from operating assets and liabilities of $105.4 million. For the year ended December 31, 2002, net cash used by operating activities was principally comprised of a $192.2 million net loss and a decrease in cash flows from operating assets and liabilities of $47.1 million, partially offset by $97.5 million of depreciation and amortization.

Net cash flows used in investing activities

Net cash used in investing activities decreased $249.1 million, or 53.5%, to $216.8 million for the year ended December 31, 2003 from $466.0 million for the year ended December 31, 2002. The decrease relates primarily to a $217.9 million decrease in capital expenditures related to the SPACEWAY project. In addition, we reduced our investments in VSAT operating lease hardware by $15.0 million and our capital spending in our VSAT business by $15.5 million.

Net cash flows provided by financing activities

Net cash provided by financing activities decreased $471.5 million, or 78%, to $135.8 million for the year ended December 31, 2003 from $607.3 million for the year ended December 31, 2002. This decrease relates primarily to a $396.4 million decrease in investments made by DIRECTV principally related to the reduced development costs resulting from the progression of the SPACEWAY program. Our financing activities for the year ended December 31, 2003 were principally comprised of $199.5 million of cash invested by DIRECTV and $46.8 million of new borrowings related to VSAT hardware financing, partially offset by $59.0 million of repayments of borrowings related to VSAT hardware financing and a $50.1 million net reduction in borrowings by our foreign subsidiaries. Our financing activities for the year ended December 31, 2002 were principally comprised of $595.9 million of cash invested by DIRECTV, $64.0 million of new borrowings related to VSAT hardware financing and a $0.7 million net increase in other borrowings by our foreign subsidiaries, partially offset by $47.3 million of repayments of borrowings related to VSAT hardware financing.

Capital expenditures for the years ended December 31, 2002 and December 31, 2003 consisted of the following:

	Year ended December 31,		Year ended December 31, 2003 compared to year ended December 31, 2002
(Dollars in thousands)	2002	2003	Increase (decrease)
Capital expenditures:
SPACEWAY program	$354,099	$136,198	$(217,901)
VSAT operating lease hardware	52,547	37,520	(15,027)
Capitalized software	20,349	20,073	(276)
Other capital expenditures — VSAT	25,913	10,429	(15,484)
Capital expenditures — other	15,141	11,309	(3,832)

Total capital expenditures	$468,049	$215,529	$(252,520)

Historical debt and other liabilities

At December 31, 2004, we had debt outstanding, including the current portion of long-term debt, of $90.2 million. Our debt at December 31, 2004 consisted of $80.7 million of VSAT hardware financing, which included $73.3 million and $7.4 million, respectively, for domestic and international VSAT hardware financing and $6.4 million of revolving loan borrowings and $3.1 million of term loans incurred by our foreign subsidiaries. See “—Factors affecting our results of operations—Customer equipment financing arrangements.”

The $6.4 million of revolving bank borrowings are comprised of a $3.1 million revolving credit line provided to a subsidiary in Europe by a local bank and a $3.3 million revolving credit line provided to a subsidiary in India by local banks. Borrowings under the European credit line are made at an interest rate of 100 basis points above the bank’s corporate base rate, or 5.75% at December 31, 2004, and require the subsidiary to maintain either restricted cash deposits or compensating balances. The European borrowings will be repaid by DIRECTV before closing of the Acquisition. Borrowings under the Indian credit line are made at interest rates ranging from 4.0% to 16.0% and are not expected to be repaid at closing.

The $3.1 million of term loans are provided to a subsidiary in India by local banks. These term loans are denominated in Indian Rupees and are due as follows: $2.0 million at 9.5% due in June 2005, $0.8 million at 12.1% due in September 2005 and $0.3 million at 11.25% due in May 2007. The local banks have no recourse against us in the event of default by our subsidiary on any amounts outstanding on these loans and these borrowings are not expected to be repaid at closing. Of the Adjusted EBITDA, $4.4 million is generated by Hughes Escorts Communications Limited, or HECL, our Indian subsidiary that may be restricted from paying dividends to us pursuant to the terms of its debt agreements.

Commitments and contingencies

In November 2001, Helius, Inc. filed suit in the United States District Court for the District of Utah, Central Division against Hughes Electronics Corporation and Hughes Network Systems, Inc. alleging patent infringement. The suit alleges that certain of Hughes Network Systems, Inc.’s products infringe on a patent granted to Helius. Helius has not specified the amount of damages sought. The case is scheduled for trial in January of 2006. We intend to vigorously defend the lawsuit.

In 2002, the Department of Revenue Intelligence, or DRI, in India initiated an action against a former affiliate and customer of ours, Hughes Telecom (India) Ltd., HTIL, relating to alleged underpayment of customs duty and misclassification of import codes. The DRI action was also directed against us and other HTIL suppliers whose shipments are the focus of that action. HTIL, renamed Tata Teleservices (Maharashtra) Ltd., TTML, after the Tata Group purchased our equity interest in December 2003, is the principal party of interest in this action. We, together with the other named suppliers, are potentially liable for penalties in an amount of up to five times the underpayment of duty if we are found to have aided HTIL in avoiding duty. In connection with our sale to the Tata Group, we did not indemnify TTML in relation to its own potential liability in this matter. Currently, the parties have filed replies to the DRI’s allegations and are involved in procedural actions to determine jurisdiction.

We are also involved in various claims and lawsuits arising in the normal conduct of our business. Our management is not aware of any claims or adverse developments with respect to such matters which will have a material adverse effect on our consolidated financial position, results of operations, cash flows or ability to conduct our business. In addition, DIRECTV is contingently liable as a guarantor of our performance obligations under certain VSAT service and Mobilsat contracts up to a maximum aggregate amount of $33.0 million. Under the contribution agreement, we will use our commercially reasonable efforts to replace or remove these DIRECTV guarantees. In the event that we cannot replace them, we would be obligated to indemnify DIRECTV in the event that DIRECTV is required to pay out any amounts under these guarantees.

Off-balance sheet arrangements

We are required to issue standby letters of credit and bonds primarily to support sales of our equipment to international government customers. These letters of credit are either bid bonds to support RFP bids, or to support advance payments made by customers upon contract execution and prior to equipment being shipped, or guarantees of performance issued in support of our warranty obligations. Bid bonds typically expire upon the issue of the award by the customer. Advance payment bonds expire upon receipt by the customer of equipment, and performance bonds expire typically when the warranty expires, generally one year after the installation of the equipment.

As of February 28, 2005, $11.9 million of our contractual obligations to customers were secured by letters of credit that were issued by Hughes Network Systems, Inc. and its subsidiaries (excluding the Indian subsidiaries) and $4.9 million of our contractual obligations to customers were secured by letters of credit that were issued by DIRECTV. We will use commercially reasonable efforts to replace, within 90 days of the closing of the Transactions, letters of credit currently supported by DIRECTV and Hughes Network Systems, Inc. and its subsidiaries (excluding the Indian subsidiaries) with letters of credit issued under our revolving credit facility, which will reduce availability under our revolving credit facility. Pursuant to the terms of the contribution agreement, we will be required to indemnify DIRECTV in the event that any amounts are drawn under or DIRECTV is required to make any payments related to these letters of credit.

Seasonality

A significant amount of our hardware sales occur in the second half of the year due to our customers’ annual procurement and budget cycles.

Inflation

Historically, inflation has not had a material effect on our results of operations.

Quantitative and qualitative disclosures about market risk

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

Our cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of our equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives, and do not enter into derivative contracts for speculative purposes.

Foreign currency risk

We generally conduct our business in United States dollars with some business conducted in a variety of foreign currencies and therefore are exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. As of December 31, 2004, we had no significant foreign currency exchange contracts outstanding. The impact of a hypothetical 10% adverse change in exchange rates on the fair values of foreign currency denominated assets and liabilities would be an estimated loss of $3.5 million at December 31, 2004.

Market risk

Following consummation of the Transactions, we will have a significant amount of cash. We intend to invest this cash in short-term investments which will be subject to market risk due to changes in interest rates. We will establish an investment policy which will govern our investment strategy and will stipulate that we diversify our investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. We will be averse to principal loss and seek to preserve our invested funds by limiting default risk and market risk.

The term indebtedness will not be subject to interest rate fluctuations because the interest rate will be fixed for the term of the instrument. However, the rates under the new revolving credit facility will be based on a euro-dollar rate and the existing revolving credit lines provided by local banks to two of our foreign subsidiaries is subject to interest rate and related cash flow risk.

Credit risk

We are exposed to credit risk in the event of non-performance by the counterparties to our derivative financial instrument contracts. While we believe this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.